Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

MASTER SERVICE AGREEMENT
FOR OUTSOURCING SERVICES
BY AND BETWEEN
CUSTOMER
AND
SERVICE PROVIDER

CUSTOMER CONFIDENTIAL
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Table of Contents
Page

1.	INTERPRETATION........................................................................................................................ 1

2.	AGREEMENT STRUCTURE......................................................................................................... 2

3.	SCOPE OF SERVICES................................................................................................................. 3

4.	TRANSITION................................................................................................................................. 8

5.	OPERATION.................................................................................................................................. 9

6.	HUMAN RESOURCES.................................................................................................................. 12

7.	SERVICE PROVIDER STAFF........................................................................................................ 12

8.	FACILITIES USE............................................................................................................................ 17

9.	MANAGED AND ASSIGNED AGREEMENTS............................................................................... 18

10.	SERVICE LEVELS......................................................................................................................... 20

11.	PAYMENT TERMS........................................................................................................................ 21

12.	Intentionally Omitted...................................................................................................................... 23

13.	BENCHMARKING.......................................................................................................................... 23

14.	COMPLIANCE AND AUDIT............................................................................................................ 24

15.	TERM AND TERMINATION........................................................................................................... 30

16.	INTELLECTUAL PROPERTY RIGHTS......................................................................................... 34

17.	CUSTOMER DATA AND INTANGIBLE PROPERTY..................................................................... 37

18.	SECURITY AND CONFIDENTIALITY........................................................................................... 38

19.	REPRESENTATIONS WARRANTIES, AND COVENANTS......................................................... 41

20.	ADDITIONAL COVENANTS......................................................................................................... 42

21.	GOVERNANCE............................................................................................................................ 43

22.	INDEMNIFICATION ............................................................................................................... 46

23.	DAMAGES.................................................................................................................................... 47

24.	INSURANCE................................................................................................................................. 48

25.	FORCE MAJEURE........................................................................................................................ 50

26.	NOTICES...................................................................................................................................... 52

27.	NON-SOLICITATION AND [*]........................................................................................................ 52

28.	RELATIONSHIP............................................................................................................................. 53

29.	Intentionally Left Blank.................................................................................................................. 53

30.	SEVERABILITY.............................................................................................................................. 53

31.	WAIVER......................................................................................................................................... 53

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Table of Contents

Page

32.	PUBLICITY..................................................................................................................................... 53

33.	GOVERNING LAW......................................................................................................................... 54

34.	ASSIGNMENT AND DIVESTITURE.............................................................................................. 54

35.	GOOD FAITH................................................................................................................................ 54

36.	FURTHER ASSURANCES............................................................................................................ 54

37.	NO THIRD PARTY BENEFICIARIES............................................................................................ 55

38.	COUNTERPARTS......................................................................................................................... 55

39.	ENTIRE AGREEMENT.................................................................................................................. 55

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DOCUMENT INDEX
Master Service Agreement
Schedule 1 Definitions

Schedule 2 Parent Guaranty

Schedule 3 Commercial Terms

Schedule 4 Rates

Schedule 5 Travel and Expense Reimbursement Policy

Schedule 6 Companion Agreement

Schedule 7 Security Protocol

Schedule 8 Data Protection and Privacy

Schedule 9 Change Control Procedures

Schedule 10 Reverse Transition

Schedule 11 Governance Model

Schedule 12 Approved Subcontractors

Schedule 13 Approved Benchmarkers

Schedule 14 Service Provider and Customer Competitors

Schedule 15 Reports

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THIS MASTER SERVICE AGREEMENT ("Agreement") is made as of April, 14, 2015 ("Effective Date") by and between Comverse, Inc., a Delaware company ("Customer"); and Tech Mahindra Limited ("Service Provider") a Company registered under the laws of India having its corporate office at Corporate Block, 3rd Floor, Plot No. 1, Phase III, Rajiv Gandhi Infotech Park, Hinjewadi, Pune 411057, India.
WHEREAS, in response to Customer's request for proposals to provide certain outsourcing services to Customer ("Request for Proposal"), Service Provider submitted to Customer its proposal to provide outsourcing services to Customer ("Proposal"); and
WHEREAS, based on the Proposal, Customer and Service Provider have engaged in extensive negotiations and discussions that have culminated in the formation of the relationship described in this Agreement with respect to the outsourcing services in order to:
Create competitive advantage for Customer through the outsourcing of the Services (as defined below), achieve best-in-class standards and sustain and enhance such standards through continuous improvement;
Reduce Customer's current expenditure on the outsourced services by obtaining competitive market prices and cost reductions from Service Provider through the provision of the Services ;
Achieve and improve Service Levels through continuous assessment and reviews of all processes and procedures for the performance of the Services, and improve Customer's overall productivity to provide significant value to Customer; and
Provide a prompt and smooth Transition (as defined below) of the Services in accordance with the Transition Plan (as defined below) without disruption to Customer's business.
NOW THEREFORE, the Parties hereby agree as follows:

1.	INTERPRETATION
1.1    Defined Terms. The capitalized terms used in this Agreement will have the meanings set forth in Schedule 1 or stated where they first appear, unless the context clearly requires otherwise.

1.2    Reference to Statutes. A reference to any statute, enactment, order, regulation or other similar instrument will be construed as a reference to the statute, enactment, order, regulation or instrument as amended by any subsequent statute, enactment, order, regulation or instrument or as contained in any subsequent re-enactment thereof.

1.3    Headings. Headings are included in this Agreement for ease of reference only and will not affect the interpretation or construction of this Agreement.

1.4    Interpretation. The recitals above are (i) intended as a general statement of purposes for this Agreement; and (ii) are not intended to expand or contract the scope of the Parties’ obligations or to alter the plain meaning of this Agreement’s terms and conditions. However, the Parties do intend that the Agreement be interpreted and performed in a manner consistent with these objectives.

1.5    Section References. References to Articles, Sections, Schedules and Appendices are, unless otherwise provided, references to articles, sections, schedules and appendices to this Agreement and any applicable Companion Agreements.

1.6    Group Members. As Services are to be provided and paid for by Service Provider Group Members and Customer Group Members, respectively, all references to Service Provider will be construed to include the applicable Service Provider Group Members providing the Services, and all references to Customer will be construed to include the applicable Customer Group Members receiving and paying for Services, in each case whenever the context so requires or admits.

1.7    Waiver of Presumption. The Parties are sophisticated and have been represented by counsel during the negotiation of this Agreement. As a result, any presumption or rules of construction relating to the interpretation of contracts against the drafter thereof should not apply. The Parties hereby waive any such presumption or rule.

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2.AGREEMENT STRUCTURE

2.1    General. This Agreement sets out the Parties' agreement as to the provision of Services from Service Provider or a Service Provider Group Member to Customer or a Customer Group Member.

2.2    Intentionally omitted.

2.3    Companion Agreements. If a Customer Group Member wishes to purchase Services or a Service Provider Group Member(s) will provide Services with respect to a particular Country or Region, or in respect of a customer or a group of customers, or in cases where any supplementary or modified provisions are either (a) required by Local Laws ("Local Law Matters") or (b) appropriate due to local practice ("Approved Local Provisions"), the Parties will cause, subject to Section 2.8, a mutually agreed companion agreement (“Companion Agreement”), containing any Local Law Matter or Approved Local Provisions, as applicable, to be signed by the appropriate parties. Each Companion Agreement will be substantially in the form set forth in Schedule 6. Each Companion Agreement executed pursuant to the terms of this Agreement will be subject to this Agreement, as modified by the Companion Agreement, and effective no later than the date for commencement of the provision of Services by Service Provider or Service Provider Group Member in such Country or Region.
2.3.1    The Parties to this Agreement will cause their respective Group Members that enter into any Companion Agreement to observe and perform the obligations of such Party as set forth in the Companion Agreement. Each Party will be liable for all obligations and liabilities accepted or incurred by its Group Members under each Companion Agreement.

2.3.2    Each Companion Agreement will be deemed to be a separate divisible contract both in respect of this Agreement and in the case of other Companion Agreements, except to the extent specified in this Agreement.

2.3.3    The Companion Agreement template annexed hereto as Schedule 6 will be interpreted in accordance with New York law and practice and in contemplation of New York law applying, except in respect of personnel and pension issues relating to Transferring Personnel and other Local Law Matters. Any Companion Agreement and related schedules, including changes to the Agreement and related Schedules, as incorporated or copied into the Companion Agreement, will be amended only in a written document signed by authorized representatives of each Party and as necessary to reflect the specific legal requirements and business practices from time to time applicable in the relevant jurisdiction in order to produce the legal and business result intended by the Parties.

2.4    Order of Precedence. This Agreement, all Schedules thereto, the Companion Agreements, and all Schedules thereto will be construed to be consistent, insofar as reasonably possible. In the event of any conflict between the provisions of this Agreement, the Schedules hereto, and the Companion Agreement and the Schedules thereto, the conflict will be resolved in accordance with the following order of precedence: first, the Companion Agreement; second, the Companion Agreement

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Schedules; third, this Agreement; and last, the Schedules hereto; provided, however, that (i) any provision of any Companion Agreement that changes or is inconsistent with this Agreement must be approved in writing by both the Customer Contract Executive and the Service Provider Contract Executive, and (ii) any specific description of any service or other performance obligation in the Statement of Work will supersede any inconsistent general reference in this Agreement.

2.5    Amendment, Modification. This Agreement and its Schedules may only be amended, varied or modified by further written agreement of authorized representatives of Service Provider and Customer. Unless otherwise agreed in such further written agreement, any such amendment, variation or modification will be binding upon each Service Provider Group Member and each Customer Group Member to the extent that the provisions of this Agreement apply to the business arrangements entered into by those Parties pursuant to the Companion Agreement, whether such Companion Agreement was entered into before or after said amendment, variation or modification came into effect.

2.6    Primary Liability. The liabilities and obligations of Service Provider hereunder are primary and enforceable either before, simultaneously with, or after proceeding against any Service Provider Group Member or any property or security available to Customer. Service Provider may be joined in any action against any Service Provider Group Member. The liabilities and obligations of Customer hereunder are primary and enforceable either before, simultaneously with, or after proceeding against any Customer Group Member or any property or security available to Service Provider. The Parties' commitments in this Section 2.6 will remain in full force and effect as to any renewal, modification or extension of the Agreement and the Companion Agreements, and will survive the expiration or termination of any such Agreement and Companion Agreement until the expiration of all applicable statutes of limitations for claims that could be made by the claiming Party.

2.7    Bankruptcy of Group Member. In the event any Companion Agreement is avoided, reduced, set aside, rendered unenforceable by virtue of any provision, requirement or enactment relating to bankruptcy, insolvency, liquidation or the rights of creditors generally, the Party whose Group Member is the subject of such proceedings will, and does hereby (without the necessity of any further agreement or act) assume the obligations and liabilities of the relevant Group Member under such Companion Agreement to the same extent as if such Party were originally named as a party under the relevant Companion Agreement and there had been no avoidance, reduction, set aside or unenforceability.

2.8    Reserved Countries. With respect to each Reserved Country, the Parties will decide whether or not to enter into a Companion Agreement after the Parties have undertaken all information and consultation processes and obtained all governmental or third party authorizations, approvals, consents or waivers in relation to the proposed Companion Agreement that, if not obtained prior to the decision having been taken, would result in any violation of applicable law. If the conditions set out in this Section are complied with, a decision is taken to enter into a Companion Agreement, and a Companion Agreement is signed by the applicable Parties, the terms of Section 2.3 will apply to that Companion Agreement.

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3.SCOPE OF SERVICES

3.1    Services. Commencing on the effective date of each Service, whether under this Agreement and its Schedules or each Companion Agreement and its Schedules, and continuing throughout the term of said agreements, Service Provider will be responsible for providing to Customer:

3.1.1    the services, functions and responsibilities described in this Agreement and the applicable Companion Agreement (including without limitation the services, functions and responsibilities described in the Commercial Terms and any applicable Statement of Work) and any supplementary Statement of Works attached to the Companion Agreements or this Agreement;

3.1.2    the services, functions and responsibilities being performed within the twelve (12)-month period prior to the Effective Date by Customer's personnel or contractors whose services, functions or responsibilities are displaced or transitioned as a result of the Commercial Terms or applicable Statement of Work, and as documented in the Procedure Manual by Customer;

3.1.3    any services, functions or responsibilities not specifically described in this Agreement, the Commercial Terms or the applicable Statement of Work but which are inherent in and reasonably related to and necessary for the proper performance and delivery of the Services and not otherwise expressly excluded by the Parties; and

3.1.4    other miscellaneous activities that Customer may request from time to time that do not require additional resources or affect Service Levels or other agreed performance standards.

3.2    Project Services. The Services include certain Project Services, as contemplated by the applicable Statement of Work. Personnel assigned to perform Project Services will possess the training, education, skills and competence necessary to perform their assigned responsibility, and unless Customer otherwise agrees, will not be chosen from personnel ordinarily assigned to the performance of Services for Customer. There will be no additional charge for Project management performed by Contract Staff ordinarily assigned to performance of Services for Customer.

3.3    Pass Through Services. The Services may consist of software and technology development, design, project delivery and/deployment, maintenance and support, training, quality assurance, professional services, managed services or other services that Customer is contractually obligated to perform for its customers (the "Pass Through Services") under service agreements that Customer has entered or may enter into with its customers (the "Pass Through Services Contracts"). Service Provider agrees to perform such Pass Through Services in accordance with the requirements of the applicable Statement of Work describing such Pass Through Services any and all terms of the Pass Through Services Contracts that are applicable to the performance of such Pass Through Services.

3.3.1    Notwithstanding any other provisions of this Agreement to the contrary, the scope of work applicable to the Pass Through Services shall include any and all of the work described in the Pass Through Services Contract, whether or not specifically set out in the applicable Statement of Work.

3.3.2    Notwithstanding any other provisions of this Agreement to the contrary, Service Provider shall meet or exceed any and all milestone delivery obligations and other obligations and requirements applicable to the Pass Through Services set out in the applicable Statement of Work or in the Pass Through Services Contract. If and to the extent Service Provider fails to meet or exceed such milestone delivery obligations or other obligations or requirements, Service Provider shall be liable for service level credits, liquidated damages, fines, penalties or other amounts as set forth in the SOW. Service Provider shall also (i) take all actions necessary to remediate and/or mitigate the delay or failure, and (ii) cooperate with Customer to investigate the root cause of such failure and

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take any and all actions necessary to correct the cause of such failures in order to prevent such failure from recurring.

3.3.3    Notwithstanding any other provisions of this Agreement to the contrary, Service Provider shall meet or exceed any and all service levels and key performance measurements and other commitments and requirements applicable to the Pass Through Services, set out in the applicable Statement of Work or in the Pass Through Services Contract. If and to the extent Service Provider fails to meet or exceed such service levels or key performance measurements or other commitments or requirements, Service Provider shall be liable for service level credits, liquidated damages, fines, penalties or other amounts as set forth in the SOW. Service Provider shall also (i) take all reasonable actions necessary to remediate and/or mitigate the delay or failure, and (ii) cooperate with Customer to investigate the root cause of such failure and take any and all actions necessary to correct the cause of such failure in order to prevent such failure from recurring.

3.3.4    Notwithstanding any other provisions of this Agreement to the contrary, Service Provider shall meet any and all minimum qualifications, conditions, and any and all other requirements for performance of the Pass Through Services, whether set out in the Statement of Work or the applicable Pass Through Services Contract.

3.3.5    Upon Customer's request from time to time and to the extent required by Customer's customer, Service Provider shall at its own expense conduct background security screening and/or drug testing of the Contract Staff as is currently done by Service Provider as permitted by applicable law and provide certified reports to Customer of the results thereof.

3.3.6    To the extent Service Provider incurs costs due to any delays or failures in project deployment or failure to meet service levels or key performance measurements, Service Provider shall not be entitled to increase or otherwise adjust the pricing under the applicable Statement of Work or Companion Agreement.

3.4    Location of Services. Service Provider make the Services available in any countries requested by Customer in accordance with the terms of this Agreement. At Customer's request, Service Provider will cause its local Service Provider Group Member to enter into the applicable Companion Agreement to provide the Services to Customer or the applicable Customer Group Member, as appropriate. Each Service will be performed from the Service Provider Service Location specified in the applicable Statement of Work and, if no Service Provider Service Location is specified, the Service Provider Service Location will be in the country in which Customer will receive the Service. Customer shall provide Customer Materials and Customer Software at no charge to Service Provider.

3.5    Knowledge Repository. At all times during the term of each Statement of Work, Service Provider shall work collaboratively with Customer to develop, and thereafter Service Provider shall maintain and update on a regular basis an electronic repository of information, data and knowledge relating to the Services for which Service Provider is responsible (e.g. training materials, reports, process documentation, standard operating procedures, documentation and performance metrics), any Deliverables associated with the Services and a list, by name and function, of the Service Provider Personnel that are involved in or are expected to be involved in and that were involved in the Services under that Statement of Work (the “Knowledge Repository”). The Knowledge Repository will reside on Customer's systems behind the Customer's firewall to provide Customer with real time access to the Knowledge Repository.

3.6    Acceptance of Deliverables. Customer will designate one or more persons ("Acceptor") to (i) accept or reject Deliverables (in whole or in part) and (ii) communicate Customer's comments, objections or responses concerning any Deliverable, testing, review or prototype demonstration. The following procedures will apply upon delivery of a Deliverable for which acceptance criteria or acceptance tests are specified in the Project documents or otherwise agreed to in writing or in any applicable SOW:

3.6.1    Completion criteria for Deliverables will be mutually developed and agreed to in the Project documents or relevant Statement of Works or Statement(s) of Work. To the extent practicable, acceptance criteria will be

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objective, measurable and repeatable tests that are based upon Customer's anticipated production use of the Deliverables.

3.6.2    In the case of components of a Deliverable consisting of documentation ("Documentary Deliverables"), the Acceptor will review the Deliverable and make any comments, objection or responses prior to the expiration of the applicable Review Period. In the case of hardware, software or infrastructure components of a Deliverable, Service Provider will conduct the acceptance tests as prescribed in the relevant documents (approved by Customer) after giving Customer appropriate notice and an opportunity to observe the acceptance tests. Service Provider will provide the Acceptor with any documentation or other record of the results of such acceptance tests.
3.6.3    The Acceptor will review the Documentary Deliverables and the record or results of acceptance tests for other Deliverables within the periods after receipt specified in the relevant documents ("Review Periods"), or, if no such Review Period has been specified, within ten (10) business days after receipt failing which acceptance shall be deemed . Prior to the end of the relevant Review Period, the Acceptor will deliver to Service Provider either (i) written acceptance of the relevant Deliverable or (ii) a written response specifying in detail how the Deliverable fails to conform to the applicable acceptance criteria.

3.6.4    In the event the Acceptor notifies Service Provider in writing that all or any part of a Deliverable is unacceptable, Service Provider will modify and return to Customer the entire Deliverable for review of the modified portions within thirty (30) business days (or such longer or shorter period as may be agreed for a particular Project). If and to the extent that any deficiencies remain, these procedures may be repeated as necessary to correct the deficiencies that remain (or others revealed by further testing or review after corrective work). Upon review and approval of the corrected Deliverable by the Acceptor, the Deliverable will be considered accepted.

3.7    Out-of-Scope Services. Customer may from time to time request that Service Provider perform an Out-of-Scope Service. Except as otherwise agreed by Customer in writing, within 5 days of Service Provider’s receipt of Customer’s request, Service Provider will provide Customer with a written proposal for such Out-of-Scope Service that will include (i) a description of the services, functions and responsibilities Service Provider anticipates performing in connection with such Out-of-Scope Service; (ii) a schedule for commencing and completing such Out-of-Scope Service; (iii) Service Provider's prospective Fees for such Out-of-Scope Service, including a detailed breakdown of such Fees; (iv) a description of any new software or hardware to be provided by Service Provider in connection with such Out-of-Scope Service; and (v) such other information as may be requested by Customer.

3.7.1    Service Provider will not begin performing any Out-of-Scope Service unless and until the Change has been approved in accordance with the Change Control Procedures (as defined in Section 5.6).

3.7.2    If Changes can be effected or Out-of-Scope Services performed with the resources available for performance of the Services, there will be no adjustment in Service Provider's Fees (other than through normal operation of charging metrics for additional or reduced consumption of chargeable resources). Service Provider's Fees for Out-of-Scope Services involving net additional resources will be at the rates specified in Schedule 4, Rates, unless there is no applicable rate specified for the type of Out-of-Scope Service requested and the Fees specified cannot reasonably be applied, in

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which case Service Provider's Fees for Out-of-Scope Services will be mutually agreed between the Parties.

3.7.3    The Parties will consider in good faith opportunities for gain-sharing with respect to Out-of-Scope Services.

3.8    Customer Performance of Services. This Agreement shall be a non-exclusive Agreement. Customer has the right to perform itself, or retain third parties to perform, any of the Services or the Out-of-Scope Services. To the extent Customer performs any of the Services or the Out-of-Scope Services itself, or retains third parties to do so, Service Provider will cooperate with Customer or such third parties as reasonably required to perform such Services. Service Provider's obligation to cooperate is subject to the confidentiality restrictions that this Agreement imposes on Customer. Notwithstanding the foregoing, Customer agrees that Service Provider has made substantial investments under this Agreement. Pursuant to such investment, Customer agrees that notwithstanding any other provision in this Agreement or any Managed Agreements, Assigned Agreements or Pass Through Agreements, to provide a minimum business volume commitment (the "Committed Volume") as indicated in Schedule 3 (Commercial Terms) over the initial Term. Such Committed Volume shall be for the Services rendered under the applicable Statement(s) of Work or for work comprising similar skill sets to the tasks and activities comprising the Services. Additionally, Customer agrees that in case of a failure to meet such Committed Volumes/shortfall, the Service Provider shall be entailed to recover such differential/shortfall as stated in Schedule 3 (Commercial Terms), subject to the carry forward and business volume adjustment provisions set forth in Schedule 3.

3.9    Business Continuity and Disaster Recovery. Service Provider will provide the business continuity services and disaster recovery services as specified in the applicable Statement of Work, and that are specified in the applicable Procedures Manual. In the event of a disaster, personnel ordinarily assigned to the performance of Services for Customer under this Agreement will, at Customer’s request, be made available to perform business continuity and disaster recovery services in cooperation with Customer.

3.10    Excuse from Performance. In addition to the excused performance contemplated under Section 25 (Force Majeure), Service Provider will be excused from failures to achieve the Critical Transition Milestones, to perform the Services, and to meet or exceed the Service Levels in this Agreement and its Schedules to the extent that Customer fails to perform the retained services identified in the applicable Statement of Work or other provisions of this Agreement and such failure or other acts or omissions of Customer or its agents (not undertaken at Service Provider’s direction or with Service Provider’s consent) directly causes Service Provider's failure to perform; provided, however, that Service Provider must (a) give Customer prompt notice of Customer's failure to perform such retained services resulting in such performance failure, (b) use its reasonable efforts to continue to perform despite Customer's failure to perform retained services and (c) use its reasonable efforts to mitigate the adverse consequences of Customer's failure to perform such retained services. To the extent that Service Provider requires additional resources or will incur additional out of pocket expenses beyond using commercially reasonable efforts to overcome Customer’s failure under this Section 3.10, Service Provider will notify Customer of such requirements, and such additional resources and expense shall be addressed through the Change Control Procedure.

3.11    Assets. If the Parties agree that Service Provider will, in connection with the performance of the Services, acquire Assets from Customer that may be used in providing the Services to Customer, then the Parties will list those Assets and the corresponding acquisition prices in the applicable Statement of Work. Service Provider will acquire such Assets from Customer on the date specified in the applicable Statement of Work and shall remit payment for such Assets to Customer in accordance with the provisions of the applicable Statement of Work.

3.12    Reports. In addition to any reports identified in the applicable Statement of Work, Service Provider will provide Customer with the financial, performance, utilization and status reports described in

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Schedule 15, Reports and such other reports as Customer may request from time to time related to the Services, the Service Levels, the Fees, the relationship between the Parties or other aspects of this Agreement.

4.TRANSITION

4.1    General. Service Provider will perform or cause its Subcontractors to perform (as the case may be) all functions and services set forth in the Transition Plan applicable to the Statement of Work and as otherwise necessary to accomplish the Transition of the Services from Customer and the Customer Group Members to Service Provider and the Service Provider Group Members, and will complete the Critical Transition Milestones on or before the dates set forth in the applicable Statement of Work ("Transition Services").

4.1.1    The Transition Services will be performed in accordance with the Transition Plan, in a manner intended to minimize any adverse impact on Customer's business and without causing a material disruption to Customer’s business or operations.

4.1.2    Customer will perform or cause its agents and subcontractors (as the case may be) to perform all of its obligations set forth in the Transition Plan in a timely manner that will not prevent or delay the Transition or Service Provider's timely completion of the Critical Transition Milestones. In the event Service Provider fails to meet any Critical Transition Milestone, Customer shall be entitled to the Milestone Credit set forth in the Transition Plan for each day that Service Provider delays proper completion of the Critical Transition Milestones. In the event that action or inaction of Customer or any Customer agent or subcontractor (other than action or inaction undertaken at Service Provider’s direction or with its consent) prevents or delays Transition or any Transition Milestone, Service Provider's performance will be excused as provided under and subject to the provisions of Section 3.10 for the period of the delay caused by Customer.

4.1.3    Service Provider will designate an individual for each of Customer's facilities and functions being transitioned who will be responsible for managing and implementing the Transition Services with respect to such functions or services, as well as an overall manager for all Transition related activities and Services (the “Transition Manager”). Until the Transition has been completed, each such individual and/or the Transition Manager will review with the Customer Contract Executive or designated Transition Manager the status of the Transition Services for which that individual is responsible as often as may be reasonably requested by the Customer Contract Executive or Transition Manager.

4.2    Relocation of Service Provider Operations. Any relocation of a material portion of Service Provider's operations related to any Services will be conducted pursuant to a formal, written migration plan for orderly transition and uninterrupted Service prepared by Service Provider and approved by Customer. Relocation of Service Provider's operations to countries other than those where such operations are then performed will be conditioned upon mutual agreement, which may depend upon reductions in applicable fees for Services related to those operations. Without limiting the foregoing, any relocation of Service Provider's operations related to any Services shall require Customer’s prior written approval, and may require the execution of a Companion Agreement with respect thereto.

4.3    Extension of Commencement Date. The following terms will apply to an extension of a Service Commencement Date.

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4.3.1    Upon notice from Customer that Customer desires Service Provider to delay a Service Commencement Date by more than sixty (60) days, Service Provider will extend the Transition Schedule for the applicable period of time Customer has requested, and Customer will reimburse Service Provider for any documented and supported resource charges and additional verifiable direct costs or expenses reasonably incurred by Service Provider as a result of such delay not contemplated in the Base Fees and that are pre-approved by Customer in writing.

4.3.2    If a Service Commencement Date is delayed for more than sixty (60) days as a result of delays caused by Service Provider, then in addition to Customer receiving the Milestone Credits specified in the applicable Statement of Work due for failure to meet the Critical Transition Milestones, and in addition to any other remedies that Customer may have against Service Provider: (i) Service Provider will reimburse Customer for any verifiable direct costs or expenses incurred by Customer as a result of such delay; and (ii) Customer may terminate this Agreement for cause in accordance with the provisions of this Agreement.

4.3.3    If either Party incurs costs in connection with the extension of the Transition Schedule for which the other Party is responsible pursuant to this Section, the Party incurring the costs will be obligated to use all commercially reasonable efforts to minimize such costs.

4.4    Consents. Service Provider will appropriately (i) identify, define the scope and nature of, and comply with (at Service Provider's expense) and (ii) assist Customer in obtaining and maintaining (at Customer's expense), all necessary Consents. Service Provider will cooperate with Customer in Customer’s obtaining the Consents. At Customer's request, Service Provider will obtain the Consents to allow Customer to continue to use the Service Provider Third Party Software after expiration or termination of this Agreement, unless the Statement of Work specifies that Service Provider will acquire a perpetual use license for Customer at no additional cost to Customer. Without limiting the generality of the foregoing, Customer shall have the right to determine when it may be necessary or desirable to acquire a license to a substitute product, at Customer’s expense, if Service Provider is unable to obtain a Consent on commercially reasonable terms and in a commercially reasonable time. In no event will Service Provider use any Customer Software in the absence of an appropriate Consent.

5.    OPERATION

5.1    Service Locations. The Services will be provided to Customer from the Service Locations as specified in the applicable Statement of Work, and any other location for which Service Provider has received Customer's approval. In the event that there is any change in Law or public policy directed to Customer’s industry that would require a relocation of one or more Service Locations, or that imposes an adverse impact on the business of Customer absent a relocation of one or more Service Locations, at the request of Customer, Service Provider will as expeditiously as is possible under the circumstances relocate the Service Locations specified by Customer to a location designated by Customer. In such case, the Parties will negotiate a change in the Fees, if costs will be increased or decreased as a result of the relocation, but not to exceed Service Provider's reasonable, actual and verifiable increased cost of providing such Services, as well as reasonable, actual transition costs pre-approved by Customer in writing and incurred by Service Provider as a result of such change. Service Provider will use diligent efforts to minimize and mitigate any such transition costs and increased costs of providing the Services and to spread any increased costs over all of Service Provider’s other customers benefited by such relocation, to the maximum extent possible. Service Provider will bear any costs of transition occasioned by Service Provider's relocation of Services as a result of changes in Law where the change in location is not requested by Customer. Any other change in the location where the Services are performed during the Term of this Agreement must be approved in advance and in writing by Customer.

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5.2    English Language. All records and invoices will be maintained in and all oral and written communications (including without limitation meetings, telephone calls, reports, notices and conferences) will be conducted exclusively in the English language, except as otherwise specified in the applicable Companion Agreement or Statement of Work, or agreed in writing. Unless otherwise agreed in writing, all Contract Staff, including Key Personnel, will be fluent in the English language or the language of Customer personnel, customers and vendors with whom they interact, and those who interact with Customer employees, customers and vendors must be readily understandable to those employees.

5.3    Customer Architecture, Policies and Procedures. In providing the Services to Customer, Service Provider must adhere to Customer's information management technical architecture, standards, guidelines, policies and procedures and Customer’s applicable internal controls applicable to the Services as they may be modified and communicated in writing to Service Provider by Customer from time to time; provided, however, that if Customer modifies its technical architecture in a manner that requires Service Provider to acquire new hardware, software or other resources that materially increases Service Provider's costs above what had been planned and such is not a scheduled update or upgrade to the existing Software or hardware used to provide the Services, the modification will be considered a Change that is subject to the Change Control Procedure. Adjustments in Services in accordance with this Section will be done through change control process to include such Services within the scope of the Services to the same extent and in the same manner as if expressly described in this Agreement.

5.4    Currency of Services, Technology. Service Provider will reasonably cause the Services, as approved by Customer, to evolve and to be modified, enhanced, supplemented and replaced as necessary for the Services to keep pace with technological advances and advances in the methods of delivering services. In particular, and without limiting the generality of the preceding sentence, Service Provider's tools, utilities, methodologies, processes and other normal procedures for performing Services will be upgraded and enhanced as and when upgraded or enhanced for Service Provider's own business and the support of its customers generally; Service Provider will keep material Software on current supported releases as reasonably determined by Customer; Service Provider will keep material hardware and Software for which Service Provider has financial responsibility, as designated in the Financial Responsibility Matrix set out in the applicable Statement of Work, under warranty and/or manufacturer’s service contracts; and Service Provider will refresh material hardware and Software for which Service Provider has financial responsibility, as designated in the Financial Responsibility Matrix set out in the applicable Statement of Work, at reasonable intervals, consistent with good industry practice and as required to achieve agreed performance standards. Third party tools and utilities used to perform Services will be maintained on current supported releases. Adjustments in Services in accordance with this Section will be deemed to be included within the scope of the Services to the same extent and in the same manner as if expressly described in this Agreement.

5.5    Procedures Manual. Unless otherwise stated in a Statement of Work, within ninety (90) days after the Effective Date of each Statement of Work, with Customer's input and cooperation, Service Provider will prepare a procedures manual in the form and scope specified by Customer and will deliver the procedures manual to Customer, for Customer's approval ("Procedures Manual").

5.5.1    The Procedures Manual will contain Service Provider's procedures for performing the Services so that the Services are performed accurately and in a timely manner, and will include all operations manuals, support plans and user guides necessary and sufficient to document such procedures to Customer's satisfaction. Service Provider will perform the Services in accordance with the Procedures Manual.

5.5.2    Following Customer's review of the Procedures Manual, Service Provider will revise the Procedures Manual as requested by Customer and will resubmit the Procedures Manual for Customer’s approval. Service Provider will periodically update the Procedures Manual to reflect any changes in the operations or procedures described within a reasonable time after such changes are made.

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5.6    Change Control Procedures. Customer or Service Provider may propose Changes, including any changes occasioned by an acquisition or divestiture by or of Customer. All such Changes will be implemented pursuant to the procedures set forth in Schedule 9 ("Change Control Procedures").

5.6.1    Routine changes, including all Changes that do not require material, net additional cost, effort or resources, or that can be accommodated with the resources ordinarily available for performance of the Services, will not result in any increase or decrease to the Fees. Charges for changes that do require material, net additional cost, effort or resources, or that cannot be so accommodated, will be determined in accordance with Section 3.7.2, above.

5.6.2    If Service Provider and Customer are not able to agree on (i) the effect of the Change, if any, on the Fees and the manner in which such effect was calculated, (ii) the effect of the Change, if any, on Service Levels and any necessary revisions thereto, or (iii) the anticipated time schedule for implementing the Change, then the issue will be resolved in accordance with the dispute resolution procedure set forth in the Governance Model and Article 21 of this Agreement; provided, however, Service Provider will proceed with any Change as directed by Customer's Contract Executive while the Parties seek to resolve such disagreement. Service Provider shall not implement any change in its performance of Services that would have a material, adverse effect upon Customer’s use or receipt of the Services, or increase Service Provider’s Fees or Customer’s other costs, without Customer’s written approval, which Customer may give or withhold in its sole discretion. Service Provider may make temporary changes in its operations required by an emergency if prior approval is impractical, but in such cases shall promptly document and report such emergency changes to Customer.

5.6.3    Service Provider will not be required to comply with any such Change request if its compliance will violate applicable Law. Service Provider will immediately inform Customer if it determines it cannot implement the Change mandated by Customer and comply with applicable Law.

5.6.4    Service Provider will not invoice, and Customer will not be liable for, any Change or Out-of-Scope work performed by Service Provider unless a Change has been approved in accordance with the Change Control Procedures. The Fees for such work will be specified in the applicable Change request form.

5.7    Update Meetings. Upon thirty (30) days' notice from Customer and no more than two (2) times per Contract Year, Service Provider will meet with representatives of Customer at Customer's facilities in order to (i) explain how the Services are provided and (ii) provide such training and documentation as Customer may require for Customer to understand and use the Services. Service Provider will provide Customer with a reasonable number of copies of appropriate documentation describing and reflecting the means of performing the Services, including revised or updated versions of such documentation as and when available. Any documentation provided by Service Provider to Customer pursuant to this Section will be complete and of a quality satisfactory to Customer.

5.8    Prioritization of Scheduling. Service Provider agrees that Customer will be entitled to establish the priorities for Service Provider's scheduling of its performance of Projects and other Services and change the priorities from time to time on reasonable prior notice. If a change in priorities by Customer will adversely affect any Service Level, Service Provider will notify Customer's Contract Executive of the expected impact ("Impact Assessment") of the change in priorities. If Customer's Contract Executive approves the change in priorities, and there is a failure to meet a Service Level that Service Provider notified Customer may occur in the Impact Assessment, then the failure to meet the Service Level will be excused to the extent caused by the change in priorities.

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Customer acknowledges that changes in priorities may affect ongoing performance of Services and Fees and other costs to Customer. Service Provider agrees to cooperate with Customer and use diligent efforts to minimize additional costs, Fees or other adverse effects. Service Provider further agrees that Customer may adjust priorities, temporarily relieve Service Provider from Service Level or other obligations or authorize additional staff, Services or other resources in Customer’s sole discretion.

5.9    ITIL Compliance. Service Provider will perform all Services in compliance with the then-current version of the Information Technology Infrastructure Library (“ITIL”), where applicable. Service Provider will ensure that it is assessed as compliant with ITIL as of the Effective Date and will maintain such level of compliance throughout the Term. At Customer's request, Service Provider will provide Customer with a copy of Service Provider's then-current certificate of compliance with such ITIL standards.

5.10    Shared Environment. Service Provider shall not, without Customer's prior written consent, provide any Services on a shared basis with any third party(ies) (including other Service Provider customers). Service Provider will not migrate or relocate any of the Services or any Confidential Information of Customer to a shared hardware or software environment without Customer's prior written consent and without ensuring the physical and electronic security of such Services and/or Confidential Information of Customer.

6.    HUMAN RESOURCES
The treatment of Customer Personnel is specified in the Commercial Terms. Neither Party's personnel will be eligible to participate in any of the employee benefits or similar programs of the other Party. Service Provider will inform the Contract Staff that they will not be considered employees of Customer for any purpose, and that Customer will not be liable to any of them as an employer in any amount for any claims or causes of action arising out of or relating to their assignment in connection with this Agreement or release therefrom. Customer has no authority to supervise, discipline, direct, control or instruct any of Service Provider’s personnel. Service Provider shall at all times comply with any and all obligations imposed by all Laws and Regulatory Requirements , including without limitation, all applicable labor, social security, health and safety, health insurance, vacation, sick leave, working hours and similar laws and regulations, related to Service Provider's employment or engagement of the Contract Staff.
7.    SERVICE PROVIDER STAFF

7.1    Service Provider Contract Executive. Service Provider will appoint the individual specified in the Statement of Work to be the Service Provider Contract Executive. The Service Provider Contract Executive will from the date of this Agreement serve, on a full-time basis, as Service Provider's primary representative under this Agreement.

7.1.1    Service Provider's appointment of any Service Provider Contract Executive will be subject to Customer's approval.

7.1.2    The Service Provider Contract Executive will (i) serve as Service Provider's single point of accountability for the Services, (ii) have day-to-day authority for ensuring Customer satisfaction and (iii) be authorized to act for and on behalf of Service Provider with respect to all operational matters relating to this Agreement.

7.1.3    Service Provider will not, for a period of at least [*] after the last day that the person was the Service Provider Contract Executive, assign that person to perform similar services for any Customer Competitor, without Customer's prior written consent, which Customer may give or withhold in its sole but reasonable discretion.

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7.1.4    Service Provider agrees that Customer satisfaction will be a key performance incentive for the compensation of the Service Provider Contract Executive. Customer may provide recommendations to Service Provider regarding the criteria to be used in evaluating the Service Provider Contract Executive's eligibility for incentive-based compensation. Service Provider will (i) consider such recommendations in good faith, (ii) implement such recommendations, to the extent consistent with Service Provider's policies regarding incentive-based compensation, (iii) notify Customer if Service Provider is not able to implement any such recommendations and (iv) at Customer's request, provide any and all information regarding the amount and basis for any incentive-based compensation that it pays to the Service Provider Contract Executive.

7.2    Key Service Provider Personnel. The individuals specified in the Statement of Work will be the initial Key Service Provider Personnel. All Key Service Provider Personnel will be dedicated to the Customer account on a full-time basis.
7.2.1    Before assigning any new individual to a Key Service Provider Personnel position, Service Provider will (i) consult with Customer regarding the proposed assignment, (ii) introduce the individual to appropriate representatives of Customer and provide Customer the opportunity to interview such individual, (iii) subject to applicable Law, provide Customer with any information regarding the individual that may be reasonably requested by Customer and (iv) obtain Customer's approval for the proposed assignment.

7.2.2    Service Provider will not, for a period of at least [*] after the last day that a person was one of the Key Service Provider Personnel, assign that person to perform similar services for any Customer Competitor, without Customer's prior written consent, which Customer may give or withhold in its sole but reasonable discretion.

7.2.3    Service Provider agrees that Customer satisfaction will be a key performance incentive for the compensation of the Key Service Provider Personnel. Customer may provide recommendations to Service Provider regarding the criteria to be used in evaluating the Key Service Provider Personnel's eligibility for incentive-based compensation. Service Provider will (i) consider such recommendations in good faith, (ii) implement such recommendations, to the extent consistent with Service Provider's policies regarding incentive-based compensation, (iii) notify Customer if Service Provider is not able to implement any such recommendations and (iv) at Customer's request, provide any and all information regarding the amount and basis for any incentive-based compensation that it pays to the Key Service Provider Personnel.

7.3    Replacement. Service Provider will replace or reassign the Service Provider Contract Executive and Service Provider Key Personnel only in accordance with this Section.

7.3.1    Service Provider will not replace or reassign the Service Provider Contract Executive or any of the Key Service Provider Personnel, without Customer's prior written consent, which Customer may give or withhold in its sole discretion, for [*] from the Effective Date (in the case of those initially assigned), or the date of an individual’s first assignment to the Customer account, as applicable, unless such person (i) voluntarily resigns from Service Provider, (ii) is dismissed by Service Provider for cause, (iii) fails to perform his or her duties and responsibilities pursuant to this Agreement or (iv) dies or is

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unable to work due to his or her disability. Service Provider will, as soon as reasonably practicable, replace such person with qualified personnel.

7.3.2    After the initial [*] period, Service Provider will not reassign the Service Provider Contract Executive or any of the Key Service Provider Personnel without prior consultation with Customer.

7.3.3    If Customer decides that the Service Provider Contract Executive or any of the Key Service Provider Personnel should not continue in that position, then Customer may, in its sole discretion and upon notice to Service Provider, require removal of the Service Provider Contract Executive or Key Service Provider Personnel from the Contract Staff. Service Provider will, as soon as reasonably practicable, replace such person with qualified personnel. Customer will generally provide at least two (2) months notification to allow Service Provider time to identify and transition new personnel in the event of a removal request, unless such Key Personnel’s continued performance is not acceptable to Customer or Customer reasonably believes that immediate removal is warranted.

7.4    Contract Staff. Service Provider will appoint a sufficient number of individuals to the Contract Staff so that the Services are provided in a proper, good and workmanlike, and timely manner in accordance with generally accepted industry practices and the provisions of this Agreement and its Schedules. Only individuals with proper education and experience and with suitable training and qualifications to perform the Services may be appointed to the Contract Staff. Contract Staff may only provide Services that support Customer's operations and will not provide services for other Service Provider customers, unless otherwise agreed in the applicable Statement of Work. Service Provider will notify Customer as soon as possible after dismissing or reassigning any member of the Contract Staff whose normal work location is at a Customer Service Location.

7.4.1    Service Provider warrants that all Contract Staff assigned to perform any of Service Provider’s obligations hereunder are employees of Service Provider or its Affiliates and possess the necessary skills to perform the Services assigned to each specific Contract Staff. Service Provider warrants that all Contract Staff are legally authorized and qualified to work and receive compensation in the country where they are employed and that Service Provider’s assignment of all Contract Staff is in compliance with all applicable laws.

7.4.2    Service Provider shall, at its sole cost and expense and subject to applicable laws, maintain a program to perform a pre-assignment seven (7) year criminal background check. Service Provider warrants that all Contract Staff have successfully complied with such program and that Service Provider shall not assign any employees as Contract Staff that have a record of conviction for a misdemeanor or felony crime. Subject to applicable laws, Service Provider shall provide to Customer information regarding whether any personnel of Service Provider that Service Provider proposes to be Contract Staff has a record of conviction of a misdemeanor or felony crime (such may include pass/fail only and not actual background check results). In addition, upon Customer's request from time to time and to the extent required by Customer's customers, Service Provider shall at its own expense conduct background security screening and/or drug testing of the Contract Staff as permitted by applicable law and provide certified reports to Customer of the results thereof.

7.4.3    Service Provider agrees to provide Customer such other information regarding the qualifications of such proposed Contract Staff which

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Customer may reasonably request (at no additional cost to Customer), and no Contract Staff shall be assigned by Service Provider to perform any of its obligations or the Services under this Agreement or an applicable SOW without the prior written approval of Customer, which approval shall not be unreasonably withheld, unless such approval is restricted in the applicable SOW to Key Personnel. Except as may be otherwise provided in an SOW, Customer reserves the right to interview and approve of specific Contract Staff that are proposed to perform the Services. In addition, Service Provider agrees that it will comply with all legally-required pre-employment obligations for all Contract Staff prior to their assignment to perform Services under a SOW, including ascertaining that each individual Contract Staff is authorized to work in the country of their assignment without any sponsorship or assistance from Customer. Service Provider shall properly complete and update I-9 forms for all Contract Staff working in the United States.

7.5    Loyalty.

7.5.1    During the term of the performance of the Services by an of the Contract Staff and for a period of [*] following termination of such performance for any reason, Service Provider shall ensure that such Contract Staff will not, directly or indirectly, provide service to or be employed by a Customer Competitor or otherwise develop or sell products or services that compete with Customer's product or services or any work product delivered to Customer, unless Customer provides prior written consent to the contrary. Service Provider shall execute and enforce appropriate written non-compete agreements with Contract Staff that meet or exceed this non-compete obligation and shall designate Customer as an intended third party beneficiary of such agreements. Such agreements shall also include appropriate terms and conditions to (i) assign and cause the assignment of intellectual property rights from such Contract Staff to Customer in accordance with Section 16 and (ii) protect the confidentiality of Customer's Confidential Information. At Customer's request, Service Provider shall make such non-compete agreements available to Customer for review.

7.5.2    Service Provider shall not directly or indirectly, develop or sell any product that competes with any Customer product that was the subject of any Services or is otherwise similar to any work product delivered to Customer.
7.6    [*]

7.7    Unacceptable Contract Staff. Subject to applicable Laws, Customer may inform Service Provider if Customer determines that any member of the Contract Staff is unacceptable for any reason, including Customer's determination that such individual (i) is not qualified to perform the responsibilities required for the position held by such individual, (ii) is not performing his or her responsibilities to Customer's reasonable satisfaction in accordance with this Agreement, or (iii) has violated any term or condition of this Agreement, including the security obligations set forth in this Agreement. Within five (5) days following Customer's request, the Parties will review the matters, and if, after such review, the Parties do not otherwise agree, Service Provider will remove the individual from the Contract Staff. Customer shall have no responsibility for any termination of employment or other disciplinary action that Service Provider or its subcontractors may take in respect of any of their personnel. In urgent cases (including without limitation incidents involving dishonesty, serious misconduct or danger to others), Customer reserves the right to require the Service Provider to remove, and Service Provider shall immediately remove, the relevant member(s) of the Contract Staff.

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7.8    Training. To the extent Customer determines from time to time that it requires any Contract Staff to undergo specialized Customer training in order to enable such Contract Staff to work on Customer products or projects, Service Provider shall make such Contract Staff available for such additional and specialized training (“Customer Training”). At the request of Customer from time to time, Service Provider agrees that Contract Staff shall undergo such Customer Training at a training facility in Israel, India, U.S., Europe or any other locations designated by Customer. Any out of pocket expenses with respect to traveling to the Customer training facility shall be on the account of Customer .

7.9    Subcontractors. Service Provider may subcontract the performance of Services only in accordance with this Section.

7.9.1    Other than with respect to performance of Services by Service Provider Group Members, prior to subcontracting any of the Services, Service Provider must first notify Customer of the proposed subcontract and the Subcontractor name and other information reasonably requested by Customer and obtain Customer's prior written approval.

7.9.2    Service Provider must include in any subcontract with a Subcontractor: (i) terms and conditions at least as protective of Customer and its confidential and proprietary information as the terms and conditions of this Agreement, (ii) the terms in Schedule 8 on Data Protection and Privacy, (iii) Article 14, Compliance and Audit, (iv) third party beneficiary rights approved by Customer in its favor, (v) waivers of any lien rights, (vi) an acknowledgment that Customer will have no liability to Subcontractor for amounts that are owed to Subcontractor arising out of the Services, and (vii) provisions for transfer of the subcontract to Customer or a successor service provider upon expiration or termination of this Agreement. Upon reasonable notice, at the request of Customer, Service Provider will allow Customer to review the non-financial terms of any subcontract for Services to the extent necessary to verify that the subcontract complies with the terms of this Agreement. Service Provider will indemnify Customer for any and all liability suffered or incurred by Customer to the extent that Service Provider's Subcontractors' agreements with their subcontractors are not as protective of Customer as Service Provider's agreements with Subcontractors are required to be under this Agreement.

7.9.3    Prior to materially amending, modifying or otherwise supplementing any subcontract relating to the Services that requires Customer approval and that affects Customer, Service Provider must notify Customer of the proposed amendment, modification or supplement and must obtain Customer's approval.

7.9.4    No subcontracting will release Service Provider from its responsibility for its obligations under this Agreement. Service Provider will be responsible for the work and activities of any Subcontractor, including compliance with the terms of this Agreement.

7.9.5    Customer may revoke its approval of any subcontractor whose performance Customer reasonably believes to be deficient or that is acquired by a Customer Competitor, and in such cases Service Provider shall discontinue use of the subcontractor’s products and/or services and provide substitutes therefor.

7.9.6    Service Provider will be responsible for all payments to its Subcontractors and will indemnify, defend and hold Customer harmless from and against all Claims by its Subcontractors pursuant to Section 22.

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8.    FACILITIES USE

8.1    Customer Facilities. Unless otherwise specified in an applicable Statement of Work, Customer will make available at no extra cost to Service Provider furnished space, Customer Materials, infrastructure and Customer Software in the Customer Service Location specified in such Statement of Work for the purpose of allowing Service Provider to perform the Services. Customer will provide the Customer Service Location with normal office resources (e.g., fax, telephone services, utility services, office supplies, and copier support) [*].

8.2    Relocation of Customer Service Location. If Customer directs Service Provider to relocate from one Customer Service Location to another Customer Service Location, Service Provider will do so; provided, however, that (i) Customer will provide reasonable advance notice to Service Provider of any such relocation, (ii) Customer will (A) provide comparable space and facilities in such relocated Customer Service Location in accordance with the applicable terms of this Agreement or a Statement of Work, (B) reimburse the reasonable, actual cost of substitute space; and (iii) Customer will reimburse Service Provider for any direct out-of-pocket costs that are pre-approved by Customer in writing and incurred by Service Provider as a result of such relocation that are accompanied by supporting documentation. Prior to the relocation, Service Provider will provide Customer with an Impact Assessment of any such relocation. In the event such move impairs Service Provider's ability to meet Service Levels as Service Provider notified Customer in the Impact Assessment, Service Provider will be relieved from its obligation to meet those Service Levels for a reasonable period of time to the extent impairment is caused by the relocation. Service Provider shall relocate affected operations in an orderly manner, pursuant to a plan approved by Customer, so as to minimize any interruption in affected Services or other adverse effects upon Customer, its business, operations or affairs.

8.3    Service Provider Use of Facilities. Service Provider will: (i) use the space in the Customer Service Location for the sole purpose of providing the Services and otherwise meeting its obligations under this Agreement; (ii) comply with the leases and other agreements applicable to the Customer Service Location; and (iii) comply with all policies and procedures governing access to and use of Customer Service Location, which policies and procedures will be provided to Service Provider prior to its access and use of the Customer Service Location.

8.3.1    Use of such facilities by Service Provider does not constitute a leasehold or subleasehold interest in favor of Service Provider, but is instead a license, revocable by Customer at its sole discretion at any time and without any prior notice requirements.

8.3.2    Service Provider will use the Customer Service Locations in a reasonably efficient manner. To the extent that Service Provider operates the space in a manner that increases facility costs incurred by Customer disproportionate to that reasonably required for Service Provider's provision of Services to Customer, Service Provider will reimburse Customer for such additional costs.

8.3.3    Service Provider will keep the Customer Service Locations in good order, not commit or permit waste or damage to such facilities and not use such facilities for any unlawful purpose.

8.3.4    When the Customer Service Locations are no longer required for performance of the Services, Service Provider will return such locations to Customer in substantially the same condition as when Service Provider began using such locations, ordinary wear and tear excepted.

8.4    Facilities-Related Services. Service Provider will permit Customer and Customer agents to enter into those portions of the Customer Service Locations including Customer Laboratories whenever required occupied by Service Provider's staff at any time to perform facilities-related services (such as,

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for example, repairs to the building) at no extra cost to Service Provider. Prior to the facilities-related services, Service Provider will provide Customer with an Impact Assessment of such facilities-related services. In the event such entrance or presence impairs Service Provider's ability to meet one or more Service Levels as notified to Customer in the Impact Assessment, Service Provider will be relieved from its obligation to meet those Service Levels for a reasonable period of time to the extent impairment is caused by the Customer's performance of the facilities-related services.

8.5    Improvements. Service Provider will not make any improvements or changes involving structural, mechanical or electrical alterations to the Customer Service Locations without Customer's prior written approval, which Customer will not unreasonably withhold if Service Provider demonstrates that such improvements or changes are reasonably necessary to provide the Services and to meet Service Provider's other obligations under this Agreement. Approved improvements will become Customer's property, or that of Customer's lessor, if so required under applicable leases. Service Provider shall keep Customer’s property, and that of its lessors, free from mechanic’s, materialmen’s and other liens of every kind and take all reasonable measures that Customer or its lessors may require (such as posting of bonds and obtaining releases of claims of lien).

9.     MANAGED AND ASSIGNED AGREEMENTS

9.1    Managed Agreements. Service Provider will manage, administer and maintain the Managed Agreements, if any, specified in the applicable Statement of Work. Service Provider will provide Customer with reasonable notice of any option, renewal, termination or cancellation dates and fees with respect to the Managed Agreements. Service Provider will not renew, modify, terminate or cancel, or request or grant any consents or waivers under any Managed Agreements without the written consent of the appropriate entity or unit of Customer.

9.2    Invoices. Unless otherwise instructed by Customer, Service Provider will (i) receive all Managed Agreement Invoices, (ii) review and correct any errors in any such Managed Agreement Invoices in a timely manner and (iii) submit such Managed Agreement Invoices to Customer within a reasonable period of time prior to the due date or, if a discount for payment is offered, the date on which Customer may reasonably specify in order to pay such Managed Agreement Invoice with a discount.

9.2.1    Customer will be responsible for paying the Managed Agreement Invoices after processing by Service Provider. Customer will be responsible for any late fees in respect of the Managed Agreement Invoices if Service Provider submits the applicable Managed Agreement Invoices to Customer for payment within a reasonable period of time following receipt.

9.2.2    If Service Provider fails to submit a Managed Agreement Invoice to Customer, Service Provider shall be responsible for payment of such Managed Agreement Invoices, without reimbursement from Customer, that Service Provider fails to submit to Customer within [*] of receipt by Service Provider.

9.2.3    Customer will not be responsible to Service Provider for any additional management, administration or maintenance fees of Service Provider in connection with the Managed Agreement Invoices.

9.3    Assigned Agreements. As of the applicable Service Commencement Date, Service Provider will assume all responsibility for the Assigned Agreements, if any, specified in in the applicable Statement of Work.

9.3.1    Charges relating to Assigned Agreements will be pro-rated as of the relevant Service Commencement Date or the date of assignment, as

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appropriate. Service Provider will be solely responsible for paying all charges under such Assigned Agreements that may become payable after such date.

9.3.2    Service Provider will consult with Customer prior to taking any action to renew, modify, terminate or cancel, or request or grant any consents or waivers under any Assigned Agreement.

9.4    Breach of Agreements. Service Provider will promptly notify Customer of any breach of, misuse or fraud in connection with, any Managed Agreements or Assigned Agreements that Service Provider knows occurred or reasonably should know has occurred. Service Provider will cooperate with Customer to prevent or stay any such breach, misuse or fraud. Service Provider will, subject to Section 10.5, pay all amounts due for any penalties, liquidated damages, late charges or other similar charges (including amounts due to a third party) as a result of (i) Service Provider's sole non-performance or breach of its obligations under the Assigned Agreements or (ii) Service Provider's sole breach of its assumed obligations with respect to the Managed Agreements,.

9.5    Improved Terms. Service Provider will use its commercially reasonable efforts to:

9.5.1    introduce service levels which reflect industry accepted practices for services provided under the Managed Agreements and Assigned Agreements, respectively, upon renewal of any such Managed Agreements and Assigned Agreements; and

9.5.2    at Customer’s request, effect savings, pricing reductions and improved services in all Managed Agreements at the earliest possible date by renegotiation and using its purchasing power to obtain discounts, improved services, improved service levels and better overall pricing.

9.6    Replacement of Providers. Service Provider will be entitled upon notification to Customer and prior written consent by Customer, which consent will not be unreasonably withheld, to replace and substitute service providers under Assigned Agreements, either on renewal of such agreements, or prior to renewal upon the default of the service provider under the Assigned Agreement or other similar reason for early termination of an Assigned Agreement by Service Provider. All contracts with replacement providers shall be freely transferable to Customer. Customer may replace or substitute service providers under Managed Agreements at any time, in its discretion.

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10.    SERVICE LEVELS

10.1    General. Service Provider will perform the Services in accordance with the Service Levels set forth in the applicable Statement of Work, as may be modified or supplemented in a Companion Agreement. With respect to those Services for which a Service Level is not specified in the Statement of Work or attached to the applicable Companion Agreement, Service Provider's performance will meet [*].

10.2    Adjustment. The Customer Contract Executive and the Service Provider Contract Executive will review the Service Levels for the preceding twelve (12) months during the last calendar quarter of every Contract Year. They will adjust the Service Levels, for the following Contract Year, that (i) require periodic adjustment pursuant to the Statement of Work or the applicable Companion Agreement to reflect any improved performance capabilities associated with advances in the technology and methods used to perform the Services, or (ii) are no longer appropriate because of an increase, decrease or change to the Services.

10.3    Measurement and Monitoring Tools. As of the applicable Service Commencement Date, Service Provider will implement, at Service Provider's expense, the measurement and monitoring tools and procedures necessary or required by Customer to measure and report Service Provider's performance of the Services against the applicable Service Levels. Such measurement and monitoring tools and procedures will (i) permit reporting at a level of detail sufficient to verify compliance with the Service Levels and (ii) be subject to audit by Customer or its designee, which designee will not be a Service Provider Competitor. Service Provider will provide Customer and such designees with information concerning and access to such measurement and monitoring tools and procedures upon request for verification.

10.4    Root Cause Analyses. In the event of any failure to provide the Services in accordance with the applicable Service Levels (whether or not excused), Service Provider will within three (3) business days of such failure, or such other time period as may be specified in the applicable Statement of Work or as may be mutually agreed, (i) perform a root-cause analysis to identify the cause of such failure, and (ii) provide Customer with a report detailing the cause of, and procedure for correcting such failure. Upon Customer's approval of such procedure, Service Provider shall implement such procedure as per mutually agreed timeframe, and provide Customer with assurance satisfactory to Customer that such failure will not recur following the completion of the implementation of the procedure.

10.5    Service Credits. The Customer and the Service Provider agree upon Service Level commitments to be achieved through a set of specific Key Performance Indicators/Service Levels applicable to the SOW along with the percentage distribution of the Service Credits and liquidated damages that can be levied. The Parties will review the Service Provider’s performance against Service Level commitments formally once per month. If Service Provider fails to provide the Services in accordance with the applicable Service Levels, Customer will receive the Service Credits set forth in the Statement of Work or attached to any applicable Companion Agreement. The Service Credits will not limit or preclude Customer's right to recover, in accordance with this Agreement, other damages incurred by Customer, or to seek other remedies to which it may be entitled as a result of such failure; provided, however, that the amount of any damages that Customer is entitled to receive for such failure will be offset by the amount of Service Credits paid to Customer by Service Provider for such non-compliant Services. [*].

10.6    Continuous Improvement. Service Provider will, as part of its total quality management process, provide continuous quality assurance and quality improvement through (i) the identification and application of proven techniques and tools from other installations within its operations and (ii) the implementation of demonstrable programs, practices and measures designed to improve performance standards.

10.6.1    Such procedures will include checkpoint reviews, testing, user acceptance and other procedures that enable Customer to confirm the quality of Service Provider's performance, which will be incorporated into the Procedures Manual.

10.6.2    Service Provider will utilize project management tools, including productivity aids and project management systems, as appropriate in performing the Services.

10.6.3    Service Provider will review all systems, Services, practices and procedures not less than once per calendar year and will use reasonable efforts to ensure on-going productivity gains, best practice flow-through and early identification of developing problems in all such areas.

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10.6.4    Service Provider will communicate such activities to Customer in an annual productivity and improvement report, which the Customer Contract Executive and Service Provider Contract Executive will review as part of the Governance Model described in Schedule 11.

10.7    Satisfaction Survey. Service Provider will conduct Customer satisfaction surveys during the Term, in substantially the form set forth in the Statement of Work or, if no such form is set forth in the Statement of Work, in accordance with a mutually agreed form. Such surveys and all related processes shall be designed, developed, and implemented by Service Provider as directed by Customer, in such a manner as to solicit feedback from Customer's users on the Services. Service Provider shall gather, analyze, evaluate and document the results of such surveys, and provide such results, analysis and evaluation to Customer. Additionally, within forty-five (45) days of each Customer satisfaction survey with results of less than eighty percent (80%) in any survey category, if Customer deems it necessary, Service Provider shall develop and submit a Service improvement plan to Customer, for Customer's review and approval. Such plan shall be updated on a periodic basis (as such results and information are obtained and analyzed) to include, at a minimum, changes to Service Provider's policies and practices that incorporate the results of, and reflect information learned from, the customer satisfaction surveys and the charges associated with any proposed changes. Such improvement plans, and the results achieved through the use thereof, shall be reviewed by the Parties, and such plans modified as appropriate, not less frequently than once each quarter.

11.    PAYMENT TERMS

11.1    Fees. In consideration of Service Provider providing the Services, Customer will pay to Service Provider the Fees as set forth in the Commercial Terms. Except as expressly set forth in this Agreement, including any Companion Agreement, there will be no other charges or Fees payable by Customer in respect of Service Provider's performance of its obligations under or in connection with this Agreement, a Companion Agreement, or a Statement of Work, other than retained or pass-through costs expressly identified in the Financial Responsibility Matrix to the applicable Statement of Work or Companion Agreements, which shall, to the extent possible, identify and estimate all third party costs to be retained by or passed through to Customer. Except as specifically set forth in the Financial Responsibility Matrix as a Customer responsibility, Service Provider shall bear any and all costs related to the performance of the Services. Customer shall not pay any administrative charge or markup on any pass-through cost or cost reimbursement. Customer may set-off against the Fees any amounts owed to Customer by Service Provider, including fully loaded costs for Customer Personnel following the Effective Date that have not been hired by or transferred to Service Provider, as provided below. Further, Customer shall have no obligation to pay or reimburse any pass-through or other expense of any kind except to the extent required by the express terms of the Agreement or from time to time agreed in writing by the Parties’ authorized representatives. Any reimbursement of pass through or other expenses of any kind are subject to Service Provider's compliance with the requirements of Schedule 5, Travel and Expense Reimbursement Policy.

11.2    Invoicing. [*]

11.2.1    Unless otherwise specified in the Statement of Work or any Companion Agreement, Service Provider will invoice the Fees in United States Dollars. Unless otherwise agreed by Customer or provided for in any Companion Agreement, any currency conversion necessary to invoice Customer in United States Dollars for amounts reimbursable to Service Provider under this Agreement will be made at the prevailing rate of exchange for purchases of United States Dollars as published in the Wall Street Journal on the date of the invoice.

11.2.2    Each of Service Provider's invoices will (i) set forth (a) any pass-through expenses incurred and billable under the express terms of this Agreement and (b) any discounts, credits or charges issued during the period to which such invoice relates, and (ii) reflect any adjustment to or change in the Fees implemented during the period to which such invoice relates. Service Provider's invoices will be in the form attached to the Statement of Work, will include or be accompanied by all relevant calculations, and allocate Service Provider's charges in a manner consistent with Customer's reasonable chargeback requirements.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

11.2.3    All invoices must be presented within [*] after the end of the relevant month in which the Service was performed or the relevant milestone was completed. [*].

11.3    Payment. The undisputed Fees will be due and payable to Service Provider within [*] of receipt of Service Provider's invoice for the first Contract Year and within [*] from receipt of Service Provider's invoice for the subsequent Contract Year.

11.3.1    Credits and Refunds. Service Provider will promptly credit to Customer any payment made to which Service Provider is not entitled under this Agreement and refund to Customer any such payment for which there are not sufficient Additional Resource Charges under the then-current invoice against which to credit the overpayment. If Service Provider receives any refund, credit or other rebate (including deposits) in connection with any Managed Agreement or Assigned Agreement or the Assets that is attributable to periods prior to the Effective Date or for which Customer retained financial responsibility after the Effective Date, then Service Provider will promptly (i) notify Customer of such refund, credit or rebate and (ii) pay to Customer the full amount of such refund, credit or rebate. Service Provider will reimburse Customer for all prepaid amounts related to the Services to the extent that Service Provider receives the benefit of any such pre-payment.

11.3.2    Taxes. Customer and Service Provider will each bear sole responsibility for (i) all taxes, assessments and other real property-related levies on its owned or leased real property and (ii) any withholding or other tax assessable on inter-company payments or reimbursements to, from or among their respective Group Members or payments to Subcontractors as a result of or in connection with this Agreement. The Fees correctly invoiced in accordance with this Agreement and payable to Service Provider under this Agreement are exclusive of all sales, service, use, gross receipts, excise, value-added, and other transactional taxes that are imposed by a competent taxing authority on Service Provider or the applicable Service Provider Group Member for Services provided by the Service Provider or applicable Service Provider Group Member to or on behalf of, and on payments received from, Customer or the applicable Customer Group Member under applicable Law as of the Effective Date. The Fees exclude such taxes. The Service Provider represents that to its knowledge no such taxes are due for the Services, between Comverse Inc, a company registered in US and Tech Mahindra Ltd, a company registered in India, as of the Effective Date. The Service Provider or Service Provider Group Member receiving the Fees will remit all applicable taxes to the appropriate taxing authority in a timely manner. The Parties will otherwise reasonably cooperate with each other to minimize all applicable taxes to the extent legally permissible.

11.4    Disputed Amounts. Customer may reasonably dispute an amount on an invoice and may withhold payment of such disputed amount. In such event, Customer will promptly notify Service Provider in writing of the disputed amount, with an explanation of the reasons therefor. Following notification of a disputed invoice charge, the Parties will use their reasonable endeavors to resolve the disputed amount within fifteen (15) days. If the Parties cannot resolve the disputed amounts within fifteen (15) days, then the matter will be escalated to the representatives of the Parties specified in Article 21 for resolution. Upon resolution, the amount, if any, payable will be paid to Service Provider.
11.5    [*]

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

12.    Intentionally Omitted.

13.    BENCHMARKING

13.1    General. After [*], Customer may request a benchmark of the cost and performance of some or all of the Services; provided on rates (as indicated in Schedule 4) based additional business.

13.2    Benchmarker. Within twenty (20) days after the date Customer notifies Service Provider that Customer wishes to conduct a benchmark of the Services, Customer will select one of the entities specified in Schedule 13, Approved Benchmarkers. Customer will engage the Benchmarker and will bear the costs and expense of hiring the Benchmarker Customer. In the event an Approved Benchmarker acquires or is merged with a Service Provider Competitor, such Approved Benchmarker will be removed from Schedule 13 and replaced with a mutually acceptable substitute.

13.3    Process. The Benchmarker may convene meetings of the Parties, obtain documents and information and require or permit such presentations, as it deems appropriate. Customer and Service Provider will each provide the Benchmarker with any documents or other information reasonably requested and necessary for the Benchmarker to perform services as described in this Article. Such information may include, (i) a profile of the Services used by Customer, (ii) the volume of each Service, (iii) the Fees paid by Customer for each Service, (iv) the Service Levels (v) the complexity, scale, global coverage, start-up costs incurred at the time such costs were incurred, (vi) deferred revenue flow, if any, under this Agreement and (vii) any other special considerations relating to the Services.

13.4    Results. The Benchmarker will be required to include a report in the Benchmarking Results that states, with specificity by type of Service, its opinion of the fees and charges (taking into account Service Levels) that the Benchmarker believes Customer would be able to obtain through competitive procurement of a package of services comparable to those provided under this Agreement.

13.4.1    Customer will cause the Benchmarker to base its conclusions on the top quartile (i.e., lowest cost) of the rates and charges actually available in the marketplace.

13.4.2    Comparisons will be normalized to account for differences in volumes of service, complexity, service levels, investments in assets, transfers of personnel, start up costs, variations in configurations, unique or unusual requirements, terms of this Agreement and other appropriate criteria.

13.4.3    For any Benchmarking Result requiring an adjustment as described in Section 13.5, the Parties will be entitled to review the draft version of the Benchmarking Results and discuss such Benchmarking Results with the Benchmarker for a period of no more than thirty (30) days, prior to the Benchmarker's delivery of the final version of the Benchmarking Results. During the thirty (30)-day period following the Benchmarker's delivery of the final version of the Benchmarking Results requiring an adjustment as described in Section 13.5, Customer and Service Provider will review the Benchmarking Results.

13.5    [*]

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

14.    COMPLIANCE AND AUDIT

14.1    Compliance with Laws. Each Party will obtain and maintain all Authorizations applicable to such Party at its own expense. Service Provider will comply with all Laws, including Regulatory Requirements, applicable to Service Provider's delivery of the Services and its performance of this Agreement, including, without limitation, those imposed on Customer but applicable to activities or tasks that Service Provider undertakes pursuant to this Agreement. Customer will comply with all Laws applicable to Customer's receipt of Services and its performance of this Agreement. In particular, and without limiting the generality of the foregoing, Service Provider will (i) comply with applicable privacy laws in all relevant jurisdictions as a processor of Customer’s data or as set forth in the relevant Statement of Work and (ii) enter into model processor or other, similar agreements concerning transfers of personally identifiable data within and without the member states of the European Union, when reasonably required by Customer, and also cause its Subcontractors to do so.

14.2    Compliance as Directed by Customer. To the extent necessary for Service Provider to provide the Services under this Agreement, and except as may be otherwise provided in a Statement of Work, Customer shall provide Service Provider with direction and interpretation with regard to Laws imposed on Customer but applicable to activities or tasks that Service Provider undertakes pursuant to this Agreement. Customer shall be responsible for making such directions and interpretations in compliance with all applicable Laws, and Service Provider shall perform the Services in accordance with such direction or interpretation. To the extent such compliance requires an interpretation of any Laws applicable to Customer and/or Customer’s operations, and there is any doubt or dispute as to such interpretation, Service Provider shall immediately consult with Customer on such interpretation and follow Customer’s interpretation, provided, that, if Service Provider has a good faith belief that Customer’s interpretation is incorrect, then Service Provider shall escalate its disagreement to the governance organization in accordance with Schedule 11. To the extent such Service Provider obligations are not dependent upon obligations of Customer, nothing in this paragraph shall be construed as limiting Service Provider’s obligations to comply with all applicable Laws, requiring Service Provider to act in a manner inconsistent with the foregoing obligation, or making Customer responsible for any failure by Service Provider to comply with all applicable Laws. The Services to be provided by Service Provider are not of a legal, tax or accounting nature, and Service Provider shall in no event give, or be required to give, any legal opinion or provide any legal, tax or accounting representation to Customer.

14.3    Changes in Laws. Service Provider will be responsible for identifying and becoming familiar with any changes in Laws that are related to Service Provider's delivery or performance of the Services.

14.3.1    Service Provider will promptly notify Customer of any such changes in Laws and will advise Customer of what actions, if any, Customer must take and when those actions must be taken related to the Services to remain compliant with Laws.

14.3.2    Service Provider and Customer will work together to identify the impact of such changes on how Customer uses, and Service Provider delivers, the Services.

14.3.3    Service Provider will perform the Services at no additional charge to Customer and will bear the costs associated with (i) regulatory changes affecting its business as a provider of the Services, (ii) changes in Service Provider’s standards, methods, practices and procedures for customers generally, (iii) changes in Laws or regulatory changes affecting its customers generally, unless such changes and Service Provider's compliance with such changes will result in material cost increases to Service Provider above and beyond those necessary to effect changes affecting Service Provider's other customers and operations generally. Costs associated with changes in Laws affecting Customer and other Service Provider customers in the Customer's industry will not exceed Customer's reasonable share of such costs, as apportioned among all such customers operating in such market. Costs specific to Customer's unique compliance measures will be determined and compensated in accordance with the Change Control Procedures.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

14.3.4    If a change in Laws impacting the Services prevents Service Provider from performing its obligations under this Agreement, Service Provider will develop and, upon Customer's approval, implement a suitable workaround until such time as Service Provider can perform its obligations under this Agreement in compliance with Laws without such workaround. The cost for such workaround shall be borne by the appropriate Party in accordance with Clause 14.3.3

14.4    Fines and Penalties. Subject to the foregoing, Service Provider will be responsible for and bear any fine or penalty that Service Provider or Customer may suffer or incur for any non-compliance with Laws relating to the delivery, performance, use or receipt of the Services; provided, however, that Customer will be responsible and bear any such fine or penalty if (i) Service Provider has complied with its obligations under Section 14.3 and (ii) (a) Customer has failed to accept or implement any changes in how Customer uses, and Service Provider delivers, the Services resulting from such changes in Laws identified by Service Provider, and (b) the fine or penalty is directly attributable to Customer's failure to accept or implement any such change in how Customer uses, and Service Provider delivers, the Services.

14.5    Export Controls. Service Provider acknowledges that the Customer Software and Customer Materials and all related technical information, documents and materials are subject to United States of America and foreign export control laws and regulations. Service Provider will (i) comply strictly with all legal requirements established under these controls, (ii) cooperate fully with Customer in any official or unofficial audit or inspection that relates to these controls and (iii) not export, re-export, divert or transfer, directly or indirectly, any such item or direct products thereof to any country or national thereof that is embargoed by executive order, unless Service Provider has obtained the prior written authorization of Customer and the applicable government authority. Service Provider will not conduct business with customers located in any country or region subject to U.S. export embargo. Service Provider shall also obtain all export licenses and other authorizations, and will make all submissions, filings and registrations, required under the export control laws and regulations of each country for which such licenses or authorizations are necessary for Service Provider to perform any of the Services and in order for Service provider to furnish the Deliverables to Customer in accordance with Customer's delivery instructions.

14.6    Restricted Party List. Service Provider, its shareholders, directors, executive managers and all Service Provider Personnel performing the Services and/or who are directly supporting Service Provider's performance of Services under this Agreement, regardless of their location, shall be validated every quarter by Service Provider to not be on any list of persons or entities with whom any U.S. person or entity is prohibited from conducting business (“Restricted Parties List”). Such validation shall be conducted by Service Provider on a quarterly basis. Service Provider shall report to Customer immediately if Service Provider, its shareholders, directors, executive managers or any Service Provider Personnel performing or supporting the Services is listed on any list of persons or entities with whom any US person or entity is prohibited from conducting business. In the event of Service Provider or Customer becoming aware of Service Provider, its shareholders, directors, executive managers or any Service Provider Personnel involved in providing or supporting any Services being included on any Restricted Parties List, Service Provider shall promptly notify Customer, and, at Service Provider’s expense, remove such personnel from any involvement in or in support of the Services and shall take such other actions as Customer may require. Service Provider also confirms that no person that may have access to any Customer Software or Customer Materials (including Customer Software in source code form) is a citizen or permanent resident of an embargoed country. In addition, to the extent that Service Provider proposes to engage Subcontractors to perform any development work on the Customer Software or Customer Materials, the Service Provider shall (i) screen those Subcontractors, and their employees and agents, against the Restricted Parties List; (ii) confirm that none of those Subcontractors, or their employees or agents, is a citizen or national of an embargoed country; and (iii) if the Subcontractor is located in another country, have and maintain appropriate export licenses or other authorizations necessary to procure such subcontracted Services from such Subcontractor.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

14.7    Unlawful Payments. Service Provider has not and will not directly or indirectly through a third-party intermediary pay or provide, or offer to pay or provide, any monies, bribes, kick-back or other items of value (including, for example, gifts, meals, contracts, entertainment, employment, hospitalities, and sponsorships that are not permitted by Service Provider) to (i) an officer or employee of a governmental department, agency, instrumentality (including a government-owned commercial enterprise) or public international organization, or any person acting on behalf of any such entity; (ii) any political party or official thereof or any candidate for political office, or (iii) any employees, officer, consultants, contractors or other personnel of any customer of Customer, in order to obtain, retain or direct business to any person.

14.8    Ethics Policies. Service Provider will comply, and cause its officers, directors, employees, agents and subcontractors to comply, with ethical standards and corporate social responsibility policies at least as stringent as Customer’s own standards and policies, as such standards and policies may be updated from time to time and are disclosed in writing to Service Provider.

14.9    Service Provider Internal Audits. Service Provider will make available promptly to Customer the results of any internal or external review or audit conducted by Service Provider and its internal and external auditors, relating to Service Provider's operating practices and procedures to the extent relevant to the Services, including, without limitation, Schedule 7, Security Protocol and the Statement of Work. Upon request, Service Provider will make available copies of pertinent portions of such reviews or audits, but excluding information concerning Service Provider's other customers, and legally privileged materials. Customer acknowledges that Service Provider’s audits, reviews, audit results and other related information are Confidential Information hereunder.

14.10    Service Provider Certifications. Upon request, and at such reasonable intervals as Customer or its auditors may specify, the Service Provider Contract Executive will certify to Customer that, to the best of his or her knowledge, after reasonable inquiry: (i) its charges and reports are accurate and complete in all material respects; (ii) there are no material unbilled charges or known material unasserted claims; (iii) Service Provider has reported all known material breaches of security, suspected fraud or other irregularities or reportable incidents that may constitute violations of law, breaches of this Agreement or Customer's or Service Provider's ethics or corporate social responsibility policies; (iv) Service Provider has reported to Customer all apparent material weaknesses and deficiencies in the Customer Controls of which Service Provider is aware (including, without limitation, any such controls contained in or related to the supported applications); and (v) make such other factual certifications concerning its Services and performance as Customer or its auditors may reasonably request. For purposes of these certifications, reasonable materiality standards may be reasonably specified by Customer or its auditors.

14.11    Audit. Upon thirty (30) days' prior notice from Customer, unless shorter notice is required by exigent circumstances, at the Customer's cost and subject to the confidentiality obligations in Article 18, Service Provider will provide, and will cause its Subcontractors to provide, Customer or any Customer representative (other than a Service Provider Competitor), with access to such facilities, systems, records(excluding internal cost records) and supporting documentation as may be reasonably requested by Customer in order to audit Service Provider's compliance with its obligations under or related to this Agreement, including, without limitation, those pertaining to Fees, Service Levels, the Security Protocol, the Customer Controls, information technology systems and any applicable Authorization, Consent, Assigned Agreement, Managed Agreement or ethics or corporate social responsibility policies. Audits shall be conducted in a manner that minimizes, to the extent possible, any disruption of Service Provider’s performance of Services and other normal operations.

14.11.1     Service Provider will, and will cause its Subcontractors to, (i) assist Customer and its designees in the performance of the audits described in this Section and (ii) cooperate fully with Customer and its designees in the performance of the audits described in this Section. Upon Customer's request, Service Provider will provide a reasonable level of resources to support the performance of the audits described in this Section, at no additional cost to Customer. Customer, in its sole discretion and at its expense, may perform the audits described in this Section through its internal personnel and/or external auditors.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

14.11.2    If an audit of Fees charged discloses that Service Provider has overcharged Customer, Customer will notify Service Provider of the amount of such overcharge and Service Provider will promptly pay to Customer the amount of the overcharge,. If such audit reveals any other deficiencies in Service Provider's performance of its obligations under this Agreement, including any Schedules, Service Provider will immediately take steps to rectify all such deficiencies. At Service Provider’s request, Customer will make the audit report available to Service Provider and provide Service Provider an opportunity to explain any apparent discrepancies.

14.11.3    If, as and when regulatory authorities with jurisdiction over Customer so request, Service Provider will cooperate with regulatory agencies, including their auditors and examiners, in the same manner contemplated by this Section for audits conducted by Customer.

14.11.4     Service Provider shall immediately provide Customer with complete details of any breach or process/system weakness mentioned in its internal audit reports. Thereafter, Service Provider shall submit to Customer, an acceptable plan to cure any such breaches and process/system weakness within thirty (30) days (unless a shorter period is required by exigent circumstances) and thereafter diligently complete the cure within the said period.

14.11.5     Customer, its auditors and other representatives shall observe Service Provider’s reasonable confidentiality and security arrangements, and shall have no access to Service Provider’s internal cost data (except to the limited extent that costs may have been reimbursed by Customer). Service Provider Competitors shall not be engaged to audit Service Provider.

14.12    Control Rules. Without limiting the generality of the foregoing and subject to this Section and the confidentiality provisions of this Agreement, Service Provider will provide, or cause its auditor to provide, Customer and its internal and external auditors with all descriptions of controls, tests of controls, audit reports and any other information that Customer or its auditor deem appropriate or necessary to enable Customer and its auditor to fulfill their legal obligations under the Securities Act of 1933; the Securities Exchange Act of 1934; the Sarbanes Oxley Act of 2002; related rules and regulations of the Securities and Exchange Commission, including Regulation S-X; the rules, regulations and listing standards of the Nasdaq Stock Exchange; the rules, regulations and standards of the Public Company Accounting Oversight Board; and any other financial control or disclosure requirement imposed by law on public companies, as such legal requirements may be amended or modified from time to time (the "Control Rules").

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

14.12.1     Service Provider will assist Customer to comply with the Control Rules by, without limitation, (i) placing in operation as of the Commencement Date and thereafter maintaining the internal controls and procedures related to the Services and described in the Statement of Work (the “Customer Controls”); (ii) documenting such internal controls and procedures; (iii) conducting regular internal assessments to test whether internal controls and procedures are operating effectively, (iv) cooperating with Customer and its auditor in connection with testing the effectiveness of such controls and procedures; Service Provider advising Customer in advance of any significant proposed change in such controls and procedures; (vi) issuing such interim or annual certifications as Customer may reasonably request pursuant to Section 14.10; (vii) implementing the additional or alternative controls that Customer has in place or from time to time requires (or such superior controls as Service Provider may from time to time recommend, and Customer may approve in its sole discretion); and (viii) correcting any material weakness or exception as defined by the Control Rules or any other deficiency that would prevent Customer from complying with the Control Rules.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

14.12.2     Upon Customer's request, but not more than once per year and at a time or with an effective date of preparation appropriate to allow Customer to meet its legal compliance requirements, Service Provider will cause its auditor to provide Customer and its auditor with a SOC 1 SSAE 16/ISAE 3402 audit report described in the Statement of Work on internal controls placed in operation and tests of operating effectiveness of those controls for Service Provider, Service Provider Group Members and any Subcontractors (the “Service Provider SSAE 16 Report”). Service Provider will solicit in a timely manner and consider in good faith Customer’s opinions in connection with (i) Service Provider’s selection of such auditor, (ii) the nature, timing and extent of tests of control to be conducted, and (iii) the coverage and format of such reports. Service Provider will provide Customer and its auditor with the Service Provider SSAE 16 Reports contemplated under this Section at actual cost and without any markup. Prior to initiating such audit, Service Provider will obtain Customer's approval of such cost. Service Provider will use every reasonable effort to minimize such preparation costs.

14.12.3     Customer may require that Service Provider provide Customer and its auditor, at a time and with an effective date of preparation appropriate to allow Customer to meet its legal compliance requirements, with a SOC 1 SSAE 16/ISAE 3402 audit report on any or all of the Customer Controls described in the Statement of Work (the “Customer Specific SSAE 16 Report”). Customer will be entitled to (i) review and approve Service Provider’s selection of the auditor, (ii) specify the nature, timing and extent of tests of controls to be conducted, (iii) define the coverage and format of such reports and (iv) review and approve the Service Provider’s fee arrangement with the auditor. Customer will pay or reimburse Service Provider for the reasonable, actual cost of preparing any such Customer Specific SSAE 16 Report. Service Provider will use every reasonable effort to minimize such preparation costs.

14.12.4     If any report or audit contemplated under this Section reveals a material weakness or exception in the internal controls placed in operation at Service Provider, or any Service Provider Group Member or Subcontractor, or otherwise at Customer’s request, Service Provider will promptly take such corrective action as Customer and its auditor may require. Service Provider will perform the corrective action at no additional charge to Customer, unless such action (i) will result in material cost increases to Service Provider above and beyond those necessary to effect changes affecting Service Provider's other customers and operations general and (ii) is unique to the Customer’s industry, in which case Service Provider shall apportion such costs among all such affected customers in the Customer’s industry. Costs specific to Customer's unique compliance measures will be determined and compensated in accordance with the Change Control Procedures.

14.12.5     With ten (10) days notice (unless shorter notice is required by exigent circumstances), Customer and its auditor will further be entitled to conduct audits and tests of control at Service Provider Service Locations in order to obtain any additional evidence of effective internal control that Customer or its auditor deem appropriate or necessary. Service Provider will grant, and cause Service Provider Group Members and Subcontractors to grant, reasonable access by Customer and its auditor to employees, facilities, data, records, systems, controls, processes and procedures in connection with any such audit.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

14.13    Records. Service Provider will maintain and provide access, upon Customer's request, to those records (excluding internal cost records), documents and other information relating to this Agreement and the provision of the Services until the latest to occur of (i) the duration of the Agreement , (ii) the expiration of such longer period as may be required under Customer’s record retention policies for those records, and (iii) the resolution of all pending matters relating to this Agreement have become final and non-appealable. Service Provider's financial records shall be maintained in accordance with generally accepted accounting principles. At any time after expiration or termination of this Agreement, Service Provider may retire its retention obligation under this Section by providing a copy of such documents and records to Customer in a mutually agreed format. Upon notice from Customer, Service Provider will suspend any document destruction policy for any period of time reasonably requested by Customer.

14.14    ISO27k Review. Service Provider shall engage on an annual basis an external examiner to conduct an end-to-end International Organization for Standardization and International Electrotechnical Commission 27000-series (“ISO27k”) review of Service Provider’s provision of the Services (including, as directed by Customer, for each Service Provider subcontractor and at each Site). Each such annual review shall (i) be of scope approved by Customer in advance, (ii) cover a minimum period of twelve (12) months, and (iii) be issued by such auditor to Customer by such date as Customer may determine. Promptly after the completion of any such review, Service Provider shall provide Customer with the resulting report of each such review in writing. In the event that any such ISO27k review or other form of independently reviewed certification results in a finding that Service Provider is not in compliance with the Security Plan, Service Provider shall promptly, at Service Provider’s cost and expense, (i) prepare a remediation plan, (ii) provide such plan to Customer for Customer’s review, revision and approval, and (iii) implement such remediation plan, as reviewed, revised and approved by Customer.

14.15    Confidential Information. Notwithstanding any provisions of this Agreement any such compliance audit under Section 14 will not entail Customer any access to Service Providers other customers or confidential information or personnel information or internal cost records of Service Provider.

15.    TERM AND TERMINATION

15.1    Initial Term. The term of this Agreement will commence on the Effective Date and will continue until the later of six (6) years from the Commencement Date or the expiration or termination of the last Companion Agreement or Statement of Work remaining in effect (the "Initial Term"), subject to Section 15.8, unless this Agreement is (i) sooner terminated in accordance with this Article 15 or (ii) extended in accordance with its terms or by mutually agreed amendment.

15.2    Companion Agreements. The term of any Companion Agreement or Statement of Work will be from the effective date of the Companion Agreement or Statement of Work until the termination date specified in the Companion Agreement or Statement of Work, or, if no termination date is specified, then the expiration or termination date of this Agreement or any extension of such date, unless sooner terminated under the provisions of this Agreement or the applicable Companion Agreement.

15.3    Renewal. Customer, at its option, may renew the Term of this Agreement, any Statements of Work and/or any Companion Agreements upon sixty (60) days prior notice . Unless Customer exercises such renewal right by providing written notice of its intent to renew this Agreement or the applicable Statement of Work, this Agreement and any Statement of Work will expire at the end of its then current Term. Renewal will be at the revised Fees / rates as set forth in the applicable Statement of Work.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

15.4    Termination by Customer. Unless otherwise agreed by the Parties, Customer (or the applicable Customer Group Member in the case of a Companion Agreement only) may terminate, without further liability to Service Provider, this Agreement or any Statement of Work or Companion Agreement, in whole or in part:

15.4.1    by not less than [*] notice to cure to Service Provider, for all causes arising under this Section if Service Provider (i) is responsible for any failure or combination of failures defined as Unacceptable Service, or (ii) (a) breaches any warranty or representation in this Agreement in any material respect and fails to cure within such [*] period or (b) fails to perform any material obligation, and such material breach is not remedied within such [*] period, (iv) fails to execute a disaster recovery plan in accordance with the Statement of Work in all material respects (unless execution of such plan is itself prevented by an event of Force Majeure) within such [*] period, (v) commits multiple breaches of its obligations of which Customer has provided at least [*] notice and that may be immaterial if considered individually, but are material in the aggregate and fails to cure such breach.  No termination under this Section shall be subject to a Termination Fee. [*]. SLA/KPIs shall continue to be reviewed and revised during the Term of the Agreement in accordance with the governance process;

15.4.2     immediately if Service Provider materially violates applicable Law or Service Provider's compliance obligations set forth in this Agreement or any Pass Through Services Contract, including without limitation any violation of Sections 14.5 (Export Controls), 14.6 (Restricted Party Lists), 14.7 (Unlawful Payments) or 14.8 (Ethics Policies). No termination under this Section shall be subject to a Termination Fee;

15.4.3    by not less than thirty (30) days’ notice to Service Provider if Service Provider becomes insolvent or makes an assignment for the benefit of creditors, or if a receiver or similar officer will be appointed to take charge of all or part of the assets of Service Provider. No termination under this Section shall be subject to a Termination Fee;

15.4.4    by not less than thirty (30) days’ notice to Service Provider, if Service Provider, without the prior written consent of Customer, merges with or is acquired, directly or indirectly, by a Customer Competitor. No termination under this Section shall be subject to a Termination Fee;

15.4.5    by not less than thirty (30) days' notice to Service Provider, with liability for any Termination Fee, if Customer merges with or is acquired, directly or indirectly, by a third party, provided that Customer gives notice of termination within sixty (60) days of such event;

15.4.6    by not less than ten (10) days' notice to Service Provider, and without paying any termination charges, if (i) a Force Majeure Event is either incurable or has continued for at least ten (10) days that renders impracticable the performance of the Services (or any material portion of the Services) by Service Provider substantially as contemplated by this Agreement after all alternatives have failed (including Step-in, Governance mechanism) or (ii) Service Provider fails to provide the disaster recovery or business continuity services as set forth in the Statement of Work, unless such disaster recovery obligations were themselves prevented by a Force Majeure event); or

15.4.7    by not less than ninety (90) days' notice to Service Provider for convenience and without cause. In the event that Customer terminates this Agreement, any Companion Agreement or any Statement of Work for convenience prior to the end of the Initial Term, Customer will pay Service Provider the corresponding Termination Fee specified in the applicable Companion Agreement or Statement of Work, if any, and have no other liability to Service Provider, other than payment for Services performed in accordance with the terms of the Agreement. If a purported termination for cause by Customer is determined pursuant to Article 21 not to be a proper termination for cause, that termination shall be deemed a termination for convenience subject to this Section 15.4.7, and the exclusive remedy shall be payment of the Termination Fee.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

15.5    Termination by Service Provider. Service Provider may terminate the applicable Companion Agreement or Statement of Work by not less than (i) [*] prior written notice to Customer, if Customer or a Customer Group Member commits a material intentional infringement or misappropriation of Service Provider’s proprietary rights and fails to cure such infringement or misappropriation of rights within [*] after receipt of written notice specifying such breach and Service Provider's intention to terminate the applicable Companion Agreement or Statement Work, (ii) [*] notice if Customer is acquired by a Service Provider Competitor, provided Service Provider gives notice of such intent to terminate within [*] of such event or (iii) [*] (unless Customer commences payment of undisputed amounts during such [*] period in which case the notice period will extend to [*] if Customer or a Customer Group Member fails to make undisputed payments in an amount in excess of [*] of Fees required to be paid under the terms of the applicable Companion Agreement or Statement of Work, and fails to remedy such failure to make such undisputed payments within [*] after receipt of written notice specifying such breach and Service Provider's intention to terminate the applicable Companion Agreement or Statement of Work; provided, however, should the unpaid undisputed invoices have been issued to a Customer Group Member under a Companion Agreement and such Customer Group Member has failed to remedy its failure to pay such undisputed amount as provided above, that Service Provider has first notified Customer in writing of the non-payment and failure to remedy of the Customer Group Member, together with a copy of the invoice, and affords Customer a reasonable period of not less than [*] to pay the undisputed invoice on behalf of the Customer Group Member. In the event that Service Provider rightfully gives notice of termination pursuant to this Section 15.5, Service Provider may require Customer to pay in advance the Fees and, if applicable, a reasonable estimate of the variable fees for the next month(s) and for Reverse Transition under Section 15.7. In the event that Customer enters into bankruptcy, Service Provider shall have the right to terminate on [*] notice if Customer fails to pay undisputed Fees when due and fails to cure such failure to pay undisputed Fees within [*] of notice of such failure to pay such Fees. Except as provided in this Section 15.5, Service Provider will have no right to terminate this Agreement, any Companion Agreement or any Statement of Work as the result of Customer's breach of this Agreement, the applicable Companion Agreement or the applicable Statement of Work. (For purposes of this paragraph “intentional” shall mean infringement or misappropriation undertaken at the direction of or with express approval from, or the actual knowledge of, Customer’s responsible management). No termination fee shall be due for a Service Provider initiated termination.

15.6    Continued Performance. During any period commencing upon notice of termination and continuing until the effective date of termination specified in any such notice, Service Provider will perform the Services in accordance with terms and conditions and performance standards in effect as of the date on which notice of termination is given. In addition, upon Customer's request, Service Provider will provide to Customer such information and other cooperation as may be reasonably necessary for (i) Customer and/or its outside advisers to prepare requests for proposals or other, similar, documentation related to selection of a successor to Service Provider and (ii) a third party to prepare a reasonably informed, non-qualified offer to perform similar services. The types of information and of cooperation to be provided by Service Provider will be at least as comprehensive as those initially provided by Customer to Service Provider prior to the Effective Date. Service Provider will not be required to produce information concerning its costs (other than any costs from time to time reimbursed by Customer). [*].

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

15.7    Reverse Transition. In connection with expiration or any termination of this Agreement, any Companion Agreement or any Statement of Work, or in connection with the expiration of this Agreement, any Companion Agreement or any Statement of Work in accordance with its terms, the Parties will, commencing promptly after the giving of any notice of termination or at least [*] prior to expiration of this Agreement, the applicable Statement of Work or Companion Agreement, jointly develop a plan, in accordance with Schedule 10, Reverse Transition, to effect the orderly transition to Customer or its designee from Service Provider the Services then being performed or managed by Service Provider. Such plan will be completed by the Parties within [*] and will set forth the tasks and actions to be performed by Service Provider and Customer (including those set forth in Schedule 10), the time for completing such tasks and actions, and the criteria for declaring the transition completed. The Parties and their employees and agents will cooperate in good faith to execute such plan and each Party will perform those tasks and actions assigned to it in such plan. In any event, Service Provider will assist and support Customer in the reverse transition of the Service back to Customer or to an alternative provider (the "Reverse Transition"). If Service Provider terminates this Agreement under Section 15.5(ii), and such termination is not disputed by Customer in good faith, then Service Provider may require payment for Reverse Transition in advance. At Customer's request, Service Provider shall have and maintain a shadow organization comprised of the Contract Staff to ensure that Services continue to be provided during the term of the reverse transition without interruption and that reverse knowledge transfer is effectively provided to Customer or its designee. Service Provider shall continue to be responsible for meeting Service Levels during the reverse transition period and shall be liable for Service Credits accrued during the reverse transition until such time as the Services are fully transitioned back to Customer or to its designee. The Service Provider will continue to provide reverse transition for so long as Customer requires such service (the "Reverse Transition Assistance Period"). During each Reverse Transition Assistance Period, Service Provider will continue to provide, at Customer’s request, Reverse Transition Assistance at separate rates mutually agrees by the Parties .  Actions by Service Provider under this Section will be subject to the other provisions of this Agreement or the applicable Statement of Work.  Fees for such activities by Service Provider will be at the same agreed Fees as paid during the Term of the Agreement unless a different rate is set forth in Schedule 4(Rates). In the event this Agreement or any Statement of Work is terminated by Service Provider for non-payment of Fees due to Service Provider as per Section 15.5(iii) , then Service Provider shall have no obligation to provide any Reverse Transition Assistance, unless Customer prepays each month the estimated monthly Fees for providing the Reverse Transition during the Reverse Transition Assistance Period, with the actual monthly Fees being determined and finalized at the end of the applicable month.

15.8    Phased or Partial Termination. Cessation of particular Services may be scheduled in phases (by business unit, Statement of Work, location or otherwise) as Customer may reasonably direct in order to accommodate its business needs, and Fees will be reduced proportionally as such Services are phased out and discontinued. In the event of a partial termination of Services, Service Provider will, if requested by Customer, provide Reverse Transition related to the affected Services. In such event, the scope of particular Services (including affected Fees and Service Levels) will be equitably adjusted to the extent necessary to allow for operational dependencies, and phased reduction of Service (or introduction of new service from Service Provider or other sources) all in order to assure orderly, continuous operations with consistent quality of service. Pro-rata Termination Fees will apply due for a partial termination for convenience and any Committed Volume and Fees will be reduced commensurately to the pro-rata scope of the partial termination.

15.9    Extension of Services. At Customer's request, Service Provider will provide to Customer for up to [*] after the expiration date of the Term or, if applicable, the effective date of termination, any or all of the Services being performed by Service Provider prior to such date, including, without limitation, Reverse Transition. Thereafter, Service Provider will provide such support and service related to termination and transition as Customer may reasonably request at Service Provider's then-current standard rates. This Agreement will continue to govern the performance of all such Services during such period.

15.10    Specific Performance. Service Provider acknowledges that, if it were to breach, or threaten to breach, its obligation to provide Customer with Reverse Transition, then (i) Customer would be irreparably harmed, (ii) money damages would not be an adequate remedy, and (iii) continuing performance of Reverse Transition, other Services and the Parties' other respective obligations would best preserve the status quo pending resolution of any disputes then pending. Accordingly, Service Provider's obligation to provide Reverse Transition may be enforced by a preliminary or permanent mandatory injunction, decree of specific performance or other appropriate equitable remedy. Service Provider irrevocably waives any requirement that Customer post any bond or undertaking, or demonstrate irreparable harm or the inadequacy of money damages.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

15.11    Survival. The provisions of Article 1 (Interpretation), Section 7.5 (Loyalty), Article 14 (Compliance and Audit), Article 15 (Term and Termination), Article 16 (Intellectual Property), Article 17 and Schedule 8 (Data Protection and Privacy), Article 18 (Security and Confidentiality) and Schedule 7 (Security Protocol), Article 19 (Representations, Warranties and Covenants), Article 20 (Additional Covenants), Article 21 (Governance), Article 22 (Indemnification), Article 23 (Damages), Article 26 (Notices), Article 27 (Non-Solicitation and Non-Competition), Article 29 (Build, Operate and Transfer), Article 30 (Severability), Article 32 (Publicity), Article 33 (Governing Law) and Article 37 (No Third Party Beneficiaries) will survive termination or expiration of this Agreement. Corresponding provisions of each Companion Agreement will also survive the termination or expiration of each Companion Agreement, together with any provision of this Agreement or a Companion Agreement that contemplates performance or observance after termination or expiration of the relevant agreement.

16.    INTELLECTUAL PROPERTY RIGHTS

16.1    Customer Software and Materials. Neither Service Provider nor any Subcontractor shall have any ownership interest in any Customer Software, Customer Materials or other intellectual property that Customer provides to Service Provider, discloses to Service Provider or allows Service Provider to Use in any way. Subject to Customer obtaining all applicable Consents and to any restrictions contemplated in such Consents (including payment of applicable fees), Customer grants to Service Provider a limited, non-exclusive and non-transferable right to Use the Customer Software and Customer Materials, directly or through permitted Subcontractors, solely in and for performing the Services pursuant to this Agreement and to the extent permitted under any applicable Third Party Agreements.

16.2    Rights in Deliverables. Customer shall have all right, title and interest in the ownership of Customer’s intellectual property, including Customer’s products and solutions as those exist prior to the date hereof. Customer shall have “All Rights” in all Deliverables unless a Statement of Work specifies that Customer will have "Limited Rights" or "Licensed Rights" in a particular Deliverable. Service Provider shall also cause all of its employees and subcontractors engaged in the development of any Deliverables to enter into appropriate agreements with Service Provider and/or Customer, acceptable to Customer, assigning and releasing to Service Provider and/or Customer any intellectual property rights they may otherwise assert in any work in any medium created or modified in the course of performing Services.
16.2.1    "All Rights" means that Customer will own all right, title and interest in and to the Deliverable and that neither Service Provider nor its employees or subcontractors will have no rights in the Deliverable. Service Provider will create the All Rights Deliverables as "works made for hire" or "commissioned works" owned by Customer. To the extent that any All Rights Deliverable is not a "work made for hire" or "commissioned work" owned by Customer, Service Provider hereby irrevocably assigns, and agrees to assign, and will cause Subcontractors and its and their employees to assign, and agree to assign, to Customer without further consideration all of its and their right, title and interest in and to such All Rights Deliverable, and to cause its employees and those of its Subcontractors engaged in the preparation of the All Rights Deliverable to waive and agree not to assert any moral rights or reversionary rights. If and to the extent such waivers are deemed invalid, Service Provider will, and will cause its employees and those of its Subcontractors engaged in the preparation of the All Rights Deliverable, to grant to Customer the exclusive, perpetual, irrevocable, worldwide and royalty-free right to use, modify and distribute such items without any requirement of attribution or prior consent. Customer grants to Service Provider, during the Term of this Agreement, a limited, non-exclusive and non-transferable right to Use the All Rights Deliverable, directly or through permitted Subcontractors, solely in and for and if and to the extent needed for providing the Services to Customer.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

16.2.2    "Limited Rights" means that, unless otherwise specified in the applicable Statement of Work, Customer will own all right, title and interest in and to the Deliverable and Service Provider will have the perpetual, irrevocable, paid-up, royalty-free, worldwide, non-exclusive, sub-licensable but otherwise non-transferable right to Use the Deliverable, in whole or in part; provided, however, that Service Provider (and any sub-licensee) may not Use any such Deliverable for the benefit of any Customer Competitor. Service Provider will create the Limited Rights Deliverables as "works made for hire" or "commissioned works" owned by Customer. To the extent that any Limited Rights Deliverable is not a "work made for hire" or "commissioned work" owned by Customer, Service Provider hereby irrevocably assigns, and agrees to assign, and will cause Subcontractors and its and their employees to assign, and agree to assign, to Customer without further consideration all of its and their right, title and interest in and to such Limited Rights Deliverable, and to cause its employees and those of its Subcontractors engaged in the preparation of the Limited Rights Deliverable to waive and agree not to assert any moral rights or reversionary rights. If and to the extent such waivers are deemed invalid, Service Provider will, and will cause its employees and those of its Subcontractors engaged in the preparation of the All Rights Deliverable, to grant to Customer the exclusive, perpetual, irrevocable, worldwide and royalty-free right to use, modify and distribute such items without any requirement of attribution or prior consent.

16.2.3    "Licensed Rights" means that Service Provider grants to Customer a perpetual, irrevocable, paid-up, royalty-free, worldwide, non-exclusive, sub-licensable and transferable right to Use the Deliverable.

16.3    Service Provider Software and Materials. Unless otherwise specified in the applicable Statement of Work, Service Provider grants to Customer a perpetual, irrevocable, paid-up, royalty-free, worldwide, non-exclusive, sub-licensable but otherwise non-transferable (except to a successor) right to Use the Service Provider Owned Software and Service Provider Materials that may be incorporated or embedded in any Deliverable. Service Provider will provide Customer with reasonable prior written notice before providing, disclosing or allowing Customer to Use any Service Provider Owned Software or Service Provider Materials that Customer will not be entitled to Use after the termination or expiration of this Agreement on the foregoing license terms. Customer may object to the use of any such Service Provider Owned Software or Service Provider Materials in providing Services pursuant to this Agreement, in which case Service Provider will use such alternative software, materials or other items as may be reasonably acceptable to Customer. Service Provider shall not use any Service Provider Third Party Software in performing the Services unless either (i) the license therefor is assignable to Customer or a new license is available to Customer at Customer’s request without transfer, upgrade or similar charges, or (ii) Service Provider Third Party Software is a standard commercial product, available to Customer or a successor service provider, on commercially reasonable terms; and, in either case, the Service Provider Third Party Software is expressly approved in writing by Customer prior to its said use. Upon termination or expiration of this Agreement and if requested by Customer, Service Provider will be required to obtain consents, at a reasonable and reimbursable cost, that allow Customer to continue to use Service Provider Third Party Software after the termination or expiration.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

16.4    Commissioned Work. Neither Service Provider nor any of its Subcontractors (or any of its or their employees) shall have any ownership interest in any non-Software literary works or other works of authorship that may be created pursuant to or in connection with this Agreement, including any procedures manuals, specifications, product descriptions, knowledge bases, training materials and other items and any translations and derivative works thereof that are created or compiled for Customer ("Commissioned Work"), other than Service Provider's continuing rights in and to any Service Provider Materials that may be incorporated or embedded in such Commissioned Work. All Commissioned Works will be considered "works made for hire" or "commissioned works" owned by Customer and, to the extent that any such Commissioned Work may not constitute a "work made for hire" or "commissioned work" owned by Customer, Service Provider hereby irrevocably assigns, and agrees to assign, and will cause Subcontractors and its and their employees to assign, and agree to assign, to Customer without further consideration all of its and their right, title and interest in and to the Commissioned Work, and to cause its employees and those of its Subcontractors engaged in the preparation of the Commissioned Work to waive and agree not to assert any moral rights or reversionary rights excluding any pre-existing Service Provider Materials incorporated or embodied in such Commissioned Work. Service Provider grants to Customer a perpetual, irrevocable, paid-up, royalty-free, worldwide, non-exclusive, sub-licensable and transferable right to Use any such pre-existing Service Provider Materials as part of the Commissioned Work; provided, however, such license shall not extend to separating such pre-existing Service Provider Materials from the Commissioned Work to develop any stand alone product for marketing to third parties.

16.5    Service Provider Responsibilities. Service Provider covenants that all software Deliverables will include source code and documentation sufficient to allow a reasonably knowledgeable and experienced programmer to compile, maintain and support the software. Customer may make such filings and registrations as it deems advisable to obtain patent, copyright or other protection for Full Rights and Limited Rights Deliverables, Commissioned Works and other Customer intellectual property in all countries. Service Provider will provide such assurances, take such action, and execute such further documents and instruments as Customer may reasonably request (at no material cost to Service Provider) in order to carry out the purposes of this Article and, in particular, to register or otherwise secure patent, copyright, trademark, service mark or other intellectual property protection in all countries for Customer's intellectual property.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

17.    CUSTOMER DATA AND INTANGIBLE PROPERTY

17.1    Customer Data. Neither Service Provider nor any Subcontractor will have any right, title or interest in or to any Customer Data.

17.1.1    Without Customer's approval, Customer Data will not be (i) used by Service Provider or Subcontractors other than in connection with providing the Services or otherwise complying with Service Provider's obligations under this Agreement, (ii) disclosed, sold, assigned, leased or otherwise provided to third parties by Service Provider or Subcontractors or (iii) commercially exploited by or on behalf of Service Provider or Subcontractors.

17.1.2    Service Provider will (i) abide by and properly execute the additional undertakings set forth in Schedule 8 related to certain Customer Data that constitutes personally identifiable information and (ii) prior to any disclosure of such Customer Data to any Subcontractor, cause such Subcontractor to agree to abide by and properly execute such additional undertakings.

17.1.3    Service Provider hereby irrevocably assigns, transfers and conveys, and will cause Subcontractors and its and their employees to assign, transfer and convey, to Customer, without further consideration, any right, title and interest that it or they may possess or claim in and to Customer Data, and to cause its employees and those of its Subcontractors to waive and agree not to assert any moral rights or reversionary rights they may posses in the Customer Data. If and to the extent such waivers are deemed invalid, Service Provider will, and will cause its employees and those of its Subcontractors engaged in the use of Customer Data to grant to Customer the exclusive, perpetual, irrevocable, worldwide and royalty-free right to use, modify and distribute such items without any requirement of attribution or prior consent. Upon request by Customer, Service Provider will execute and deliver, and will cause Subcontractors, and its and their employees, to execute and deliver, any instruments or other documents that may be necessary or desirable under any Law to preserve, or enable Customer to enforce, its rights with respect to Customer Data.

17.2    Customer Intangible Property. Upon Customer's request at any time, and without prejudice to any additional requirements specified in this Agreement, a Statement of Work or otherwise, Service Provider will (i) provide Customer with physical and electronic access to all or any part of the Customer Data, Customer Software, related documentation or other intangible property of Customer, including all work-in-progress (collectively, "Customer Intangible Property") in Service Provider's possession or control, (ii) promptly return to Customer, in the format and on the media requested by Customer, all or any part of such Customer Intangible Property and (iii) erase or destroy all or any part of such Customer Intangible Property, in each case to the extent so requested by Customer; provided, however, that Service Provider may retain a copy thereof to the extent, and for so long as, reasonably necessary to perform the Services, Reverse Transition or other activities reasonably related to termination or expiration, unless otherwise instructed by Customer. Service Provider has no right to retain, encrypt, corrupt or destroy any Customer Intangible Property (other than retaining archival copies, if any, authorized by Customer), and waives any and all statutory or common law liens, claims of lien or similar rights, remedies or encumbrances that may now or hereafter exist and might limit or condition Service Provider's unconditional obligations to return Customer Intangible Property. The foregoing requirement is in addition to any other requirements contained in applicable Statement of Works, Procedures Manuals or other documentation concerning periodic deliveries of Customer Intangible Property.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

18.    SECURITY AND CONFIDENTIALITY

18.1    Security Protocol. Service Provider will develop and implement, or satisfy Customer that Service Provider has developed and implemented, and maintain throughout the Term a comprehensive Security Plan that meets or exceeds Customer's Security Protocol as set forth in Schedule 7 or as may be required under any Pass Through Services Contract.

18.1.1    Customer may revise the Security Protocol from time to time during the Term.

18.1.2    If Customer changes such Security Protocol in a manner that results in substantial cost increases to Service Provider, Service Provider's compliance with the new Security Protocol will be subject to the Change Control Procedures. Customer will give Service Provider reasonable advance notice of changes in the Security Protocol.

18.1.3    If Service Provider intends to implement a Change to the Service Provider’s Security Plan (including pursuant to Customer's request), Service Provider will notify Customer. Service Provider will not, without Customer's prior written approval, implement any such Change if, in Customer’s reasonable judgment, such Change would cause the Service Provider’s Security Plan to fail to meet the standards set forth in the Security Protocol.

18.1.4    If Service Provider or Subcontractors discover or are notified of a breach or potential breach of security relating to the Security Protocol, Service Provider will immediately (i) notify the Customer Contract Executive of such breach or potential breach, (ii) cooperate with Customer, at Service Provider's expense, to remedy the effects of the breach or potential breach and (iii) take such measures as may be necessary to prevent the recurrence of such breach.

18.2    Confidentiality. Without prejudice to any additional requirements contemplated under the Security Protocol, the recipient of Confidential Information will maintain its confidentiality at least to the same extent and manner as the recipient protects its own Confidential Information using not less than a reasonable degree of care.

18.2.1    Neither Customer nor Service Provider will disclose, publish, release, transfer or otherwise make available Confidential Information of, or obtained from, the other Party in any form to, or for the use or benefit of, any person or entity without such other Party's written consent.

18.2.2    Notwithstanding the foregoing, Customer and Service Provider will be permitted to disclose relevant aspects of the other's Confidential Information to its officers, directors, agents, professional advisors, contractors, subcontractors and employees and to the officers, directors, agents, professional advisors, contractors, subcontractors and employees of its Affiliates, to the extent such disclosure is not restricted under any Authorization, Consent, Assigned Agreement or Managed Agreement, but only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations or the determination, preservation or exercise of its rights and remedies under this Agreement.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

18.2.3    The recipient of any Confidential Information will take all reasonable measures to ensure that Confidential Information of the disclosing Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, contractors, subcontractors and employees, whether during or after the term of their employment or engagement by the recipient.

18.2.4    When Service Provider provides Customer's Confidential Information to any such person or entity, including any employee or Affiliate, Service Provider will require such person or entity to sign, or confirm that it has signed, a confidentiality agreement with terms substantially the same as those described in this Article. Unless otherwise agreed, Customer will be named as a third party beneficiary in such confidentiality agreement.

18.2.5    Upon expiration or termination of the Agreement or any Companion Agreement, and completion of any Transition Services, each Party will return or destroy (if requested by the disclosing Party) the other Party’s Confidential Information.

18.2.6    The obligations in this Article will not restrict any disclosure made pursuant to any Law. The recipient will give prompt notice to the disclosing Party of any demand for such disclosure and at the request and expense of the Disclosing Party, uses reasonable efforts to limit such disclosure to the extent requested.

18.3    Unauthorized Use or Disclosure. Without limiting either Party's rights in respect of a breach of this Article, each Party will (i) promptly notify the other Party of any attempted or actual unauthorized possession, use or knowledge of the other Party's Confidential Information by any person or entity that may become known to such Party; (ii) promptly furnish to the other Party full details of the attempted or actual unauthorized possession, use or knowledge; and (iii) assist the other Party in investigating or preventing the recurrence of any attempted or actual unauthorized possession, use or knowledge of Confidential Information. Each Party will cooperate with the other Party in any investigation or litigation deemed necessary by the other Party to protect its confidentiality or proprietary rights. Unless otherwise agreed, the Party responsible for the unauthorized possession, use or knowledge of the other Party's Confidential Information will bear the costs incurred in any such investigation or litigation.

18.4    Facilities Segregation. Service Provider agrees to segregate Customer Data and information logically and physically from its other customers’ data and information. Service Provider agrees to establish and maintain separate and secure areas within its facilities for the delivery of Services to Customer. Service Provider shall establish and maintain commercially reasonable and appropriate technical, organizational and physical safeguards at least consistent with the same degree of care with which it treats its own such data as well as then-current industry standards and in accordance with Laws for which Customer is responsible under Article 14, to protect against the unauthorized access, disclosure, destruction, loss or alteration of Customer Data to which Service Provider has access or which is in the possession of Service Provider. Service Provider shall not permit its personnel to provide services to Customer Competitors while assigned to the Customer account. This restriction will not apply to general, non-material, indirect infrastructure supporting services such as mailroom services.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

18.5    Data Privacy Policy.

18.5.1    Service Provider shall comply with Customer's then-current data privacy policy, and all other Customer policies (provided to Service Provider in within a reasonable time in advance, in writing and subject to agreement) regarding (i) the destruction, loss or alteration of data, (ii) the encryption of data, (iii) the security of internet transactions and Customer Data, and the integrity and privacy of the users’ interaction with Service Provider’s system, and (iv) unauthorized electronic access to Customer Data. When and as required by Customer in its reasonable judgment, Service Provider, Service Provider Group Members and/or subcontractors shall execute supplemental privacy and security terms, including but not limited to the Standard Contractual Clauses for the Transfer of Personal Data to Processors established in Third Countries, dated 5 February 2010 (2010/87/EU) as amended from time to time ("Model Processor Agreement") (a form of which is attached here to as Attachment 1 to Schedule 8), with Customer or Customer Group Members that receive Services under the Agreement. In addition, if any country outside of the European Union where the Services are to be rendered under the Agreement has or enacts a data protection-related law that Customer concludes, in its reasonable judgment, requires the execution of any supplemental privacy and security terms, then Service Provider, its Affiliates and/or subcontractors shall execute such supplemental privacy and security terms promptly with Customer or Customer Group Members receiving Services under the Agreement; provided, however, that the parties shall make reasonable efforts to leverage existing supplemental privacy and security terms that have been executed with respect to the European Union to fulfill any such requirement, so as to minimize the cost and effort involved in achieving compliance with such requirement.

18.5.2    In addition, and notwithstanding any provisions in the Agreement to the contrary, in the event that (i) any Customer Personal Data is disclosed by Service Provider (including by Service Provider Group Members or subcontractors) in violation of this Agreement or applicable laws pertaining to privacy or data security, or (ii) Service Provider (including Service Provider Group Members or Subcontractors) discovers, is notified of, or suspects that unauthorized access, acquisition, disclosure or use of Customer Personal Data has occurred (“Privacy Incident”), Service Provider shall notify Customer immediately in writing of any such Privacy Incident. Service Provider shall cooperate fully in the investigation of the Privacy Incident.

18.5.3    To the extent that a Privacy Incident gives rise to a need, in Customer's sole judgment to provide (A) notification to public authorities, individuals, or other persons, or (B) undertake other remedial measures (including, without limitation, notice, credit monitoring services and the establishment of a call center to respond to inquiries (each of the foregoing a "Remedial Action")), at Customer's request, Service Provider shall, at Service Provider's cost, undertake such Remedial Action. The timing, content and manner of effectuating any notices shall be determined by Customer in its sole discretion.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

19.    REPRESENTATIONS WARRANTIES, AND COVENANTS

19.1    Customer. Customer represents, warrants and covenants that:

19.1.1    Customer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware;

19.1.2    Customer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

19.1.3    the execution, delivery and performance of this Agreement by Customer (i) has been duly authorized by Customer and (ii) subject to obtaining applicable Consents, will not conflict with, result in a breach of or constitute a default under any other agreement to which Customer is a party or by which Customer is bound; and

19.1.4    Customer is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Customer's ability to fulfill its obligations under this Agreement.

19.1.5    Intentionally Omitted.

19.1.6    Customer agrees to be responsible for all Customer Personnel’s past liabilities including but not limited to severance pay, leave benefits etc.

19.2    Service Provider. Service Provider represents, warrants and covenants that:

19.2.1    Service Provider is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maharashtra ,India ;

19.2.2    Service Provider has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

19.2.3    The execution, delivery and performance of this Agreement by Service Provider (i) has been duly authorized by Service Provider and (ii) will not conflict with, result in a breach of or constitute a default under any other agreement to which Service Provider is a party or by which Service Provider is bound;

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

19.2.4    Service Provider is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it;

19.2.5    Service Provider is in compliance with all Laws, including Regulatory Requirements, applicable to Service Provider, and Service Provider is not subject to any existing or threatened investigation by any government agency that may impact Service Provider's ability to fulfill its obligations under this Agreement;

19.2.6    Service Provider shall comply with its obligations under Sections 14.5 (Export Controls), 14.6 (Restricted Party Lists), 14.7 (Unlawful Payments) and 14.8 (Ethics Policies) and any compliance obligations under any Pass Through Services Contracts.

19.2.7    There is no outstanding litigation, arbitrated matter or other dispute to which Service Provider is a party which, if decided unfavorably to Service Provider, would reasonably be expected to have a material adverse effect on Service Provider's ability to fulfill its obligations under this Agreement;

19.2.8    Service Provider is authorized to provide services to telecommunications companies and is not subject to any governmental or industry restrictions that would prevent it or its customers from providing services to telecommunication companies; and

19.2.9    Service Provider’s proposed solutions shall comply with any and all applicable telecommunications industry requirements and standards.

19.3    EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, A COMPANION AGREEMENT OR A STATEMENT OF WORK, ALL IMPLIED AND STATUTORY WARRANTIES AND CONDITIONS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED OR STATUTORY WARRANTY OR CONDITION OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR SATISFACTORY QUALITY ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

19.4    Notwithstanding Section 15.11, and unless a separate warranty term is specified, the representations and warranties of the Parties under this Article 19 shall survive expiration or termination of this Agreement only with respect to claims that accrued during the Term (including the provision of Reverse Transition and extension of Services under Section 15.8).

20.    ADDITIONAL COVENANTS

Service Provider covenants that:
20.1    Intentionally Left Blank;

20.2    The Service Provider Software and Service Provider Materials will be fully interoperable with the software, equipment and systems used by Customer to (i) provide the same or similar services; and/or (ii) receive the Services by delivering records to, receiving records from, or otherwise interacting with the software, equipment and systems used by or on behalf of Service Provider to provide the Services;

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20.3    The Service Provider Software and Service Provider Materials used to provide the Services will be able to receive, transmit, process, store, archive, maintain and support all applicable currencies, including those currencies of which Customer provides Service Provider notice from time to time.

20.4    Service Provider will take all commercially reasonable measures to prevent the introduction into or proliferation of any Malicious Code in the Deliverables, Customer Software or Customer's operating systems or environment. If Service Provider fails to take all commercially reasonable measures to prevent the introduction into or proliferation of Malicious Code and any Malicious Code occurs or is introduced by Service Provider, Service Provider will remove such Malicious Code at its expense;

20.5    Without the consent of Customer, Service Provider will not insert into the Deliverables, Customer Software or any Service Provider Software or Service Provider Materials used to provide the Services any code (other than code supplied by Customer) that would have the effect of disabling or otherwise shutting down all or any portion of Customer's or its customers’ operating systems or environment, the Deliverables or Customer Software;

20.6    Upon Customer’s request, or promptly following its own discovery, Service Provider shall, as part of the Services, correct any errors in reports, transactions, Customer Data, processing or other Services attributable to errors and omissions of Service Provider, its employees and subcontractors, or to failures of computers, networks, systems or other resources provided by Service Provider

20.7    Except to the extent done in compliance with Customer's open source usage policy, Service Provider will not insert into any Deliverables, Customer Software or Customer's operating systems or environment any code that is made generally available to the public on open source code licensing terms or on other terms that would require Customer to make the source code thereof publicly available;

20.8    Service Provider will have and maintain adequate facilities, equipment and a duly qualified staff as necessary to perform the Services in an efficient, professional and timely manner and as described in each Statement of Work;

20.9    Service Provider will perform the Services in a timely, efficient and professional manner in accordance with currently accepted industry standards for first tier providers as stated in the SOW , without prejudice to Service Provider's obligation to meet any applicable Service Levels;

20.10    Service Provider will develop and implement quality assurance processes and procedures acceptable to Customer to ensure that the Services are performed in an accurate and timely manner and in accordance with the terms, conditions and specifications of this Agreement. No less than once annually, Service Provider shall review its internal quality assurance practices with Customer;

20.11    All work product shall be original work (except to the extent that derivative works incorporate prior work, except as otherwise expressly agreed by Customer in writing); and

20.12    The Deliverables and any and all fixes, updates, enhancements and modifications thereto provided by Service Provider, will function in accordance with their Specifications prior to implementation and for the lesser of one (1) year or the period specified in the applicable Statement of Work or other commissioning document, unless such malfunction or non-conformance with Specifications is caused by (i) a modification made by Customer, (ii) a use contra-indicated in the Statement of Work or Service Provider provided documentation or (iii) defects in Customer supplied components or materials in which case this Covenant shall not apply. During the warranty period (i)  services shall be performed by designated Contract Staff in such number as ratified through a benchmarking process within three (3) months from the Commencement Date shall be agreed by the parties in the Statement of Work  and (ii) to the extent any additional Contract Staff are required  to be assigned in order to complete the warranty services timely.

21.    GOVERNANCE

21.1    Customer Contract Executive. Customer will appoint an individual ("Customer Contract Executive") who from the date of this Agreement will serve as the primary Customer representative under this Agreement. The Customer Contract Executive will have overall responsibility for managing and coordinating the performance of Customer's obligations under this Agreement and will be authorized to act for and on behalf of Customer with respect

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

to all operational matters relating to this Agreement. Notwithstanding the foregoing, the Customer Contract Executive may, upon notice to Service Provider, delegate such of his or her responsibilities to other Customer employees, as the Customer Contract Executive deems appropriate. Customer may change the Customer Contract Executive upon notice to Service Provider.

21.2    Governance. The Parties will govern their relationship in accordance with the Governance Model set forth in Schedule 11. Each Party will appoint duly qualified employees to represent the Party in the applicable governance positions set forth in the Governance Model in accordance with the provisions of Schedule 11. Each Party will cause its representatives to devote the time necessary to meet their respective responsibilities (including at a minimum, such time as may be specified by the Agreement or Schedule 11) and meet regularly in accordance with Schedule 11. Each Party will be responsible for its representatives’ execution of their respective obligations and responsibilities under the Governance Model. The Governance Model will include the processes and procedures that the Parties will use to review and verify Service Provider's compliance with Law.

21.3    Informal Dispute Resolution Procedures. Any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement or any Companion Agreement (including, but not limited to, disputes as to the creation, validity, interpretation, breach or termination of this Agreement or any Companion Agreement) (a "Dispute") will be considered in accordance with the dispute resolution procedures set forth in this Article 21 and in the Governance Model. The dispute resolution process will be initiated upon receipt by a Party of a notice from the other Party specifying the nature of the Dispute. Unless the Customer Contract Executive and Service Provider Contract Executive otherwise agree in writing, either Party may pursue its rights and remedies under this Article 21 after the earlier of (i) the exhaustion of the negotiation and escalation procedures set forth in this Article and the Governance Model and (ii) the date that is forty-five (45) days after the receipt of the dispute notice. Notwithstanding the foregoing, either Party may commence proceedings if delay in doing so would be prejudicial, because of the need for immediate provisional remedies, imminent expiration of applicable statutes of limitation, or other good cause.

21.4    Resolution Without Proceedings. Service Provider and Customer intend to use reasonable measures to avoid the litigation of any dispute under this Agreement or any Companion Agreement. As a result, the Parties mutually agree that any Dispute arising under or in connection with this Agreement or any Companion Agreement will be resolved using the alternative dispute resolution provisions and procedures described in the Sections below and in the Governance Model.
21.4.1    Except as otherwise agreed, Service Provider and Customer will each bear all of their own expenses incurred during the procedures and will pay one-half of any applicable fees of any mediator or third party agency engaged to assist in resolution of disputes short of legal or arbitral proceedings.

21.4.2    All negotiations pursuant to this Article 21 are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. No proposals, offers, counter-offers or other communications will be admissible in evidence in any proceeding for any purpose; provided, however, that this will not be construed to render confidential, inadmissible or non-discoverable any otherwise admissible documents or other evidence merely because they were referred to, transmitted or otherwise used in any such settlement negotiations.

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21.5    Negotiation. Upon the written notice by either Party, a Dispute will be submitted to the Customer Contract Executive and Service Provider Contract Executive, who will meet and employ their best efforts to negotiate an amicable resolution of the Dispute. Unless the Parties otherwise agree, this meeting and negotiation will occur not later than ten (10) days from the date of submission of the Dispute to the Customer Contract Executive and Service Provider Contract Executive, whichever occurs last. If the Contract Executives fail to resolve the dispute by negotiation, the Dispute will be escalated within the Customer and Service Provider organizations in accordance with the Governance Model.

21.6    Arbitration. Except as otherwise expressly provided below, any dispute that Service Provider and Customer are unable to resolve through negotiation or mediation will be submitted to binding arbitration in [*], in accordance with the Commercial Arbitration Rules and Mediation Procedures (including Procedures for Large, Complex Commercial Disputes) of the American Arbitration Association (the “Rules”) then in effect, except to the extent that the Rules conflict with this Article 21 in which case this Article shall apply. In any dispute in which the amount in controversy is less than [*], there shall be one (1) arbitrator agreed to by the Parties or, if the Parties are unable to agree within [*] after demand for arbitration is made, selected in accordance with the Rules. In all other cases there shall be three (3) arbitrators, one (1) of whom shall be selected by each Party within [*] after delivery of the demand for arbitration to the respondent. The remaining arbitrator shall chair the panel and be selected by the nominated arbitrators within [*] after their selection. If one or more arbitrator(s) is not selected within the permitted time periods, the missing arbitrator(s) shall be selected in accordance with the Rules. The arbitrator(s) shall issue a decision in writing, stating reasons therefor, including both findings of fact and conclusions of law, and may award any remedy available at law or in equity (consistent with the terms of this Agreement). The arbitrator(s) shall have no power to amend or supplement this Agreement or reinstate this Agreement, to award damages other than as permitted by this Agreement, or to fail to follow applicable law. Any award rendered by the arbitrator(s) shall be final and binding on the Parties, and may be confirmed by the judgment of a court of competent jurisdiction.

21.7    Certain Legal Proceedings. Notwithstanding the foregoing, the Parties agree that:

21.7.1    If a controversy or claim relates in any way to a lawsuit brought by a third party against one or both of the Parties, either Party may, at its option, file a cross-complaint against the other Party in such lawsuit with respect to the controversy or claim, in which case the controversy or claim will be resolved by such court in lieu of arbitration.

21.7.2    If a controversy or claim relates in any way to the interpretation, breach or threatened breach of provisions of this Agreement concerning Confidential Information or intellectual property, it may, at either Party's option, be resolved by a court of competent jurisdiction.

21.7.3    Upon commencement of any proceeding contemplated by the foregoing subparagraphs, any arbitration then pending will be stayed, insofar as it concerns such issues.

21.7.4    The Parties reserve the right to seek provisional remedies in aid of arbitration from and to enforce arbitral awards through proceedings in courts of competent jurisdiction.

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21.8    Continued Performance. Service Provider will continue to provide the Services during the pendency of any of the proceedings commenced pursuant to this Article 21, and Customer will continue to perform its obligations (including but not limited to the making of payments to Service Provider), all in accordance with this Agreement and the relevant Companion Agreements.

21.9    Jurisdiction. The Parties hereby submit and consent to the sole and exclusive jurisdiction of competent courts within the State of New York, U.S.A. The Parties irrevocably agree that all actions or proceedings relating to and permitted by this Agreement (other than any action or proceeding required to be submitted to arbitration, and proceedings to obtain provisional remedies or to enforce arbitral awards) will be litigated in those courts and hereby irrevocably submit themselves to the sole and exclusive jurisdiction of such courts.. Each of the Parties irrevocably waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding. Each Party hereby irrevocably waives any right to a trial by jury.

21.10    Fees and Costs. In any proceeding, the prevailing Party will be entitled to recover, in addition to its damages (which are subject to limitations stated elsewhere in this Agreement), its reasonable attorneys' fees, expert witness fees, and other ordinary and necessary costs of litigation or arbitration, as determined by the arbitrators or court. Those costs include, without limitation, costs of arbitrators and arbitration, attorneys' fees and costs of any legal proceedings brought to enforce a judgment or decree.

21.11    Injunctive Relief. The Parties agree that in the event of any breach or threatened breach of any provision of this Agreement concerning (i) Confidential Information, (ii) intellectual property rights or (iii) other matters for which equitable rights are expressly provided in this Agreement, money damages would be an inadequate remedy. Accordingly, those provisions may be enforced by the preliminary or permanent, mandatory or prohibitory injunction or other order of the arbitrator(s) or a court of competent jurisdiction.

22.    INDEMNIFICATION
Service Provider will indemnify, defend and hold Customer, its officers, directors, employees, agents and Affiliates, and their respective officers, directors, employees and agents (collectively, the "Customer Indemnitees"), harmless from and against, any third party Claims resulting from, arising out of or relating to Service Provider's negligence or willful misconduct or any Claims resulting from, arising out of, or relating to:
22.1    Intentionally Omitted;

22.2    [*];

22.3    Intentionally Omitted;

22.4    a violation of Law by Service Provider for which Service Provider is responsible under this Agreement or Service Provider's failure to comply with any Customer compliance directive or any requirements of a Pass Through Services Contract;

22.5     (a) a work-related injury of Service Provider employees or its agents not caused by Customer, (b) except as otherwise specifically provided in the Statement of Work, (i) employee benefits of Service Provider or any Subcontractor employees, including any employee liabilities arising on or after the date that Customer Personnel are employed by or transitioned to Service Provider, (ii) any representations, oral or written, made by Service Provider to any Customer Personnel, or other action by Service Provider with respect to any Customer Personnel that would be a violation of Law if done with respect to Service Provider's own employees or (iii) any aspect of the Contract Staff’s employment relationship with Service Provider or the termination of the employment relationship with Service Provider, including but not limited to any claims for co-employment of the Contract Staff with Customer; (c) any claims asserted by its Subcontractors or its Subcontractors subcontractors; (d) any contracts, relationships and dealings between Service Provider and any third party that relate to the Service Provider’s obligations pursuant to this Agreement in performance of the Services;

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22.6     any amounts, including taxes, interest and penalties, assessed against Customer that are the obligation of Service Provider;

22.7     any breach by Service Provider of its obligation with respect to Confidential Information;

22.8    the Services, the Deliverables, the Service Provider Software or Service Provider Materials or any Confidential Information provided by Service Provider infringes or allegedly infringes any United States or foreign copyright, patent, trademark or other intellectual property right, misappropriates any trade secrets or violates any other intellectual property right provided that Service Provider shall be relieved of its obligation to indemnify if such infringement claim arises out of (a) any use of the Services or Deliverables by Customer in a manner or purpose not intended by the Statement Of Work or against specific instructions of Service Provider (b) use of the Services or Deliverables in conjunction with third party materials or services if the claim of infringement would not have arisen in the absence of such use; , or ( c) if the infringement is occasioned by modification to the Services or Deliverables not authorized by Service Provider (d) compliance with design , specification or instruction provided by Customer or claim of infringement arising from any data , software , material , process or intellectual property provided by Customer;

22.9     personal injury (including death) or property loss or damage resulting from Service Provider's acts or omissions.
Service Provider will indemnify Customer from any actual costs and expenses reasonably incurred in connection with the enforcement of this Section.
22.10    Customer agrees to indemnify Service Provider for (a) the Customer Software or Customer Materials or any Confidential Information provided by Customer infringes or allegedly infringes any United States or foreign copyright, patent, trademark or other intellectual property right, misappropriates any trade secrets or violates any other intellectual property right provided that Customer shall be relieved of its obligation to indemnify if such infringement claim arises out of (1) any use of the Customer Software or Customer Materials or any Confidential Information by Service Provider in a manner or purpose not intended by the Statement Of Work or against specific instructions of Customer (2) use of the Services or Deliverables in conjunction with third party materials or services if the claim of infringement would not have arisen in the absence of such use, or (3) if the infringement is occasioned by modification to the Customer Software or Customer Materials or any Confidential Information not authorized by Customer,: (b) for any employment liabilities of Customer Personnel that arise under applicable Law prior to their employment by or transfer to Service Provider under Agreement, (c) a violation of Law by Customer for which Customer is responsible under this Agreement or Service Provider's compliance with any Customer compliance directive , (d) any amounts, including taxes, interest and penalties, assessed against Service Provider that are the obligation of Customer, (e) any breach by Customer of its obligation with respect to Confidential Information or (f) personal injury (including death) or property loss or damage resulting from Customer's acts or omissions.

22.11    Indemnitee Responsibilities. If any third party claim is commenced against a Party entitled to indemnification under this Article, the indemnitee will provide notice of the claim and copies of all related documentation to the indemnitor. Such notice and documentation will be provided as promptly as possible. The indemnitee will cooperate, at the cost of the indemnitor, in all reasonable respects with the indemnitor and its attorneys in the investigation, trial and defense of such claim and any appeal. The indemnitee may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal. An indemnitor will have no liability with respect to any settlement reached without its prior written consent. Settlements of indemnified claims will be subject to the indemnitee's approval, which will not be unreasonably withheld or delayed; provided, however, that such consent may be given or withheld in the indemnitee's sole discretion to the extent the settlement admits liability, stipulates to any declaratory or equitable remedy, or affects the indemnitee's intellectual property or Confidential Information. The indemnitor's liability to pay or reimburse amounts owed with respect to any indemnified claim will be limited to the extent of the indemnitor's proportional contribution to the relevant Claim. No indemnitor will be liable for any amounts owed with respect to Claims suffered by the indemnitee to the extent attributable to the indemnitee's negligence or willful misconduct.

23.    DAMAGES

23.1    [*]

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23.2    Disclaimer of Consequential Damages. Subject to (i) any right Customer may have to repudiate, rescind or otherwise terminate this Agreement that may arise hereunder or otherwise at law or in equity; and (ii) [*], both Parties' liability hereunder will be for actual direct damages only and the Parties hereby disclaim liability to the other for any punitive, special, incidental or consequential damages or lost profits or lost revenue .:

23.3    Limitation on Service Provider Liability. Subject to [*], Service Provider's aggregate liability for all damages or losses under or arising out of this Agreement to Customer during the Term of this Agreement and any and all applicable Statements of Work and Companion Agreements will not exceed the lesser of [*].

23.4    Intentionally Omitted.

23.5    Limitation on Customer Liability. Customer's aggregate liability for all damages or losses under or arising out of this Agreement to Service Provider during the entire Term of the Agreement will not exceed the lesser of [*].

23.5    Negotiated Risk Allocation. The Parties expressly acknowledge that the limitations and exclusions set forth in this Article have been the subject of active and complete negotiation between the Parties and represent the Parties' agreement based upon the level of risk to the Parties associated with their respective obligations under this Agreement and the Companion Agreements and the payments provided hereunder to Service Provider for its performance of the Services.

24.    INSURANCE

24.1    General. Service Provider will maintain the following insurance during the Term of this Agreement. Service Provider will also cause its Subcontractors who perform Services at Customer Service Locations to maintain, or will maintain for such Subcontractors, the following insurance:

24.1.1    Workers' Compensation insurance as prescribed by the law of the state(s) or nation(s) in which the Services are performed, or any alternative plan of coverage as permitted or required by applicable law;

24.1.2    employer's liability insurance with limits of at least [*] for each occurrence with a minimum aggregate limit of [*];

24.1.3    automobile liability insurance, if the use of motor vehicles is required, with limits of at least [*] combined single limit for bodily injury and property damage per occurrence;

24.1.4    Commercial General Liability ("CGL") insurance, ISO 1996 or later occurrence form of insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least [*] combined single limit for bodily injury and property damage per occurrence;

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24.1.5    if the furnishing to Customer (by sale or otherwise) of products, material or construction, installation, maintenance or repair services is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of [*] per occurrence, which will be maintained for at least [*] following the expiration or termination of this Agreement;

24.1.6    Commercial crime insurance providing coverage in the amount of [*] for each loss for direct losses of money, securities and other property of Customer (owned or leased) caused by the unlawful taking by any employee of Service Provider, acting alone or in collusion with others, which will name Customer as a loss payee as its interests may appear; and

24.1.7    Error and Omission Liability Insurance (e.g. professional liability, IT support and services) appropriate to Service Provider's profession, inclusive of the Services contemplated by this Agreement, in an amount not less than [*] for each wrongful act and policy aggregate, to include coverage for liability arising from any actual or alleged breach of duty, negligent act, error or omission in the conduct of Service Provider's performance of the Services.

24.2    Policy Requirements. The insurance provided under Section 24.1 will comply with the following requirements:
24.2.1    If the insurance policy is written on a claims-made basis, Service Provider warrants that any retroactive date applicable to the policy precedes the Effective Date and that continuous coverage will be maintained or, an extended discovery period will be exercised, for a period of at least two (2) years beginning from the time that work under this Agreement is completed.

24.2.2    All CGL and automobile liability insurance will designate Customer, its Affiliates, and each of their directors, officers and employees (all referred to in this clause as "Customer") as additional insureds.

24.2.3    All the foregoing insurance must be primary and non-contributory and required to respond and pay prior to any other insurance or self-insurance available.

24.2.4    Customer will be notified in writing at least thirty (30) days prior to cancellation of or any material change in the required policies.

24.2.5    Insurance companies providing coverage under this Agreement must be rated by A.M. Best with at least an A- rating and a financial size category of at least Class VII.

24.3    Damage to Property. Service Provider is responsible for the risk of loss of, or damage to, any property of Customer at a Service Provider Service Location, unless such loss or damage was caused by the acts or omissions of Customer or an agent of Customer. Customer is responsible for the risk of loss of, or damage to, any property of Service Provider at a Customer Service Location, unless such loss or damage was caused by the acts or omissions of Service Provider or a Subcontractor.

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25.    FORCE MAJEURE

25.1    Excuse from Performance. If and to the extent that a Party's performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, acts of a public enemy, acts of a nation or any state, territory, province or other political division, terrorism, riots, civil disorders, rebellions or revolutions, epidemics, theft, quarantine restrictions, freight embargoes or any other similar cause beyond the reasonable control and without the fault or negligence of such Party (each, a "Force Majeure Event"), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non-performing, hindered or delayed Party will be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues.

25.1.1    The foregoing excuse from non-performance is conditioned upon such Party continuing to use its best efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans, backup or emergency power, redundant telecommunications circuits, or other means.

25.1.2    Notwithstanding the foregoing, the acts or omissions of a Party's agents, Subcontractors, representatives, materialmen, suppliers or other third parties providing products or services to such Party will not constitute a Force Majeure Event (unless such acts or omissions are themselves the product of a Force Majeure Event).

25.1.3    The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect Service Provider's obligation to provide either normal recovery procedures or any other Disaster Recovery services specified in this Agreement or in any Statement of Work unless such Disaster Recovery services are themselves hindered by the Force Majeure Event.

25.2    Responsibilities of Parties. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event will:

25.2.1    immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event and such Party's good faith estimate of the likely duration of such Force Majeure Event.

25.2.2    with the cooperation of the other Party, exercise all reasonable efforts to mitigate the extent of any non-performance, hindrance or delay caused by a Force Majeure Event and any adverse consequences of such Force Majeure Event, including, in the case of Service Provider, (i) performance of required work or the provision of the Services with the use of Service Provider's qualified management or other employees or Subcontractors, as permitted by this Agreement, and (ii) cooperating with Customer's efforts to secure necessary replacement services from third party vendors and suppliers.

25.2.3    immediately notify the other Party of the cessation of such Force Majeure Event.

25.3    Alternative Sources. Within seventy two (72) working hours of the occurrence of a Force Majeure Event, Customer and Service Provider will conduct a root cause analysis to determine the extent to which, and the duration that, the Force Majeure Event is likely to prevent Service Provider from performing its obligations in accordance with this Agreement and whether Service Provider is likely to promptly procure a suitable temporary alternate source for the affected Services.

25.3.1    If any Force Majeure Event prevents, hinders or delays performance of any of the Services, and Service Provider is unable to promptly (but in no event later than 48 hours) provide a suitable temporary workaround acceptable to Customer, Service Provider shall procure such Services from a reasonably acceptable alternate source in lieu of Service Provider's provision of such Services for the duration of the agreement executed between

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Service Provider and such alternate source in respect of the provision of such services provided that (i) subject to Section 25.3.2 below, Service Provider shall not be required to obtain such affected Services from such alternate source at its expense for more than one hundred and eighty (180) consecutive days and (ii) Customer shall be entitled to terminate this Agreement, in whole or in part, immediately upon the cessation of the provision of such affected Services from the alternate source if Service Provider has not fully resumed performance of all Services.

25.3.2    Subject in all cases to Section 15.4.6, in the event that Service Provider reasonably believes it will be unable to recover its performance of the Services within six (6) months of the Force Majeure Event, Customer will either (i) exercise its right to terminate under Section 15.4.6 or (ii) discontinue payment to Service Provider for the affected Services and Service Provider will reimburse Customer for the difference between the Base Charges that would have been payable to Service Provider for the disrupted Services and Customer’s cost of cover for any Services that must be procured from such alternate source until the earlier of (a) Service Provider’s demonstrating to Customer’s reasonable satisfaction Service Provider’s ability to immediately recommence the Services in accordance with this Agreement and (b) Customer’s ability to complete a competitive down-selection process with third parties to select a provider to succeed Service Provider, but in no event more than six (6) months. Customer will exercise commercially reasonable efforts under the circumstances to mitigate the additional costs for which Service Provider is responsible under this Section 25.3.2.

25.3.3    Allocation of Resources. Whenever a Force Majeure Event or a Disaster causes Service Provider to allocate limited resources between or among Service Provider's customers, Service Provider will treat Customer (including restoration of Services to Customer) as well or better than every other Service Provider customer. In addition, in no event will Service Provider redeploy or reassign any Key Service Provider Personnel to another account in the event of a Force Majeure Event.

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26.    NOTICES

26.1    General. Any notice or other communication which either Party hereto is required or authorized by this Agreement to give or make to the other will be given or made either by reputable air courier service, or by facsimile transmission confirmed by electronic confirmation, addressed to the other Party in the manner referred to below and, if that notice is not returned as being undelivered within seven (7) days of dispatch of that notice or communication in the case of reputable air courier service, or is electronically confirmed in the case of facsimile transmission, such communication will be deemed for the purposes of this Agreement to have been given or made after three (3) days, if sent by reputable air courier service, or (four) 4 hours, for a facsimile transmission.

26.2    Addresses. For the purposes of Section 26.1 above, the address of each Party will be:

For Service Provider:

Karthikeyan Natarajan
Site no.44(p), 46(p), Kiadb I
Industrial area, Electronic City, Phase - II,Bangalore
India, Karnataka
561229
India
Phone: +91 (806) 780-8301 extn:8301
Cell: +919611105241
Email : karthikeyan.natarajan@techmahindra.com
With a CC to
Santosh Kumar Nair,
Assistant General Counsel,
Tech Mahindra Limited,
TMLW Building, Plot No.22 to 25 & 27 to 34,
Hitech City, Madhapur, Hyderabad - 500 081.
Board: +91 40 3063 6363 |Ext: 76530
For Customer:

Comverse, Inc.
200 Quannapowitt Parkway
Wakefield, MA 01880
Telephone: (781) 224-9000
Fax: (781) 224-8118
Attention: General Counsel

Either Party may change its address for service by notice as provided in this Article.

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27.    NON-SOLICITATION [*]

27.1    General. Except as otherwise agreed, during the Term and for the period of one (1) year after the expiration or termination of this Agreement (and any Reverse Transition or extension of Services), neither Party will not, without the prior written consent of other party , directly or through a third party, intentionally solicit or entice away (or seek or attempt to entice away) from the employment of employing party any person(s) employed (or any person(s) who have been so involved in providing Services under this Agreement . This Article 27 will not apply to unsolicited responses by employees to general recruitment advertising.

27.2    [*]

28.    RELATIONSHIP

28.1    Independent Parties. Service Provider and Customer are independent entities. Neither this Agreement nor any Companion Agreement will constitute, create or give effect to a joint venture, pooling arrangement, principal/agency relationship, partnership relationship, employer/employee or formal business organization of any kind and neither Service Provider nor Customer will have the right to bind the other without the other's express prior written consent.

28.2    Third Party Agreements. Unless otherwise agreed, Service Provider will ensure that all Third Party Agreements that are to be assigned or transferred to Customer pursuant to Article 15, will be freely assignable to Customer without any modification or consent, subject only to Customer agreeing to assume Service Provider's obligations thereunder from and after the effective date of the assignment.

29.    Intentionally Left Blank

30.    SEVERABILITY
If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, such provision will be separable from the remainder of the provisions hereof which will continue in full force and effect as if this Agreement had been executed with the invalid provisions eliminated.
31.    WAIVER
The failure of either Party to insist upon strict performance of any provision of this Agreement or any Companion Agreement, or the failure of either Party to exercise any right or remedy to which it is entitled hereunder or thereunder, will not constitute a waiver thereof and will not cause a diminution of the obligations established by this Agreement or any Companion Agreement. A waiver of any default will not constitute a waiver of any subsequent default. No waiver of any of the provisions of this Agreement or any Companion Agreement will be effective unless it is expressly stated to be a waiver and communicated by the waiving Party to the other Party in writing.
32.    PUBLICITY

32.1    Customer Publicity. Customer may in its discretion make any press announcements or publicize this Agreement or any matters relating to any of the transactions contemplated hereby.

32.2    Service Provider Publicity. Except with the written consent of Customer, Service Provider will not make any press announcements or publicize this Agreement or any matters relating to any of the transactions contemplated hereby or use any Customer name or trademark in any way whatsoever.

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33.    GOVERNING LAW

33.1    General. This Agreement will be governed by and construed in accordance with the laws of the state of [*] and applicable U.S. federal laws, without giving effect to its principles of conflict of laws.

33.2    Companion Agreements. Unless otherwise agreed in a Companion Agreement and approved by the Customer Contract Executive, each Companion Agreement will be governed by and construed in accordance with the laws of the state of [*] and applicable U.S. federal laws, without giving effect to principles of conflict of laws; provided, however, that Local Law Matters under Companion Agreements will in each such case be governed by appropriate Local Laws.

33.3    UN Convention. The 1980 United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any Companion Agreement.

33.4    Binding Nature. This Agreement is binding on Service Provider and Customer and their respective successors and permitted assignees.

34.    ASSIGNMENT AND DIVESTITURE

34.1    Assignment. Service Provider may not assign this Agreement without the prior written consent of Customer. Any such assignment will be void. Customer may assign or transfer this Agreement, upon notice to Service Provider, to a related party or unrelated party pursuant to a sale, merger or other business reorganization of Customer or any of its operating units. However this assignment will be subject to the Volume Commitment under Section 3.8.

34.2    Customer Divestiture. From time to time, Customer may divest lines of business and/or entities. In such cases, for up to twenty-four (24) months after the closing date of such divestiture and as a Change requested by Customer, Service Provider will provide to the divested line of business and/or entity all of the Services Service Provider is obligated to provide to Customer under this Agreement in accordance with the terms of this Agreement. Such obligation will be reflected in a Change. The cumulative Fees to provide the Services to Customer and the divested entity will be equal to the Fees that would have been charged without the divestiture, unless provision of such Services require material, net additional cost, effort or resources that cannot be accommodated with the resources ordinarily available for performance of the Services, in which case the Parties will negotiate the additional Fees to be paid to Service Provider as a result of such Change. Services provided to a divested entity will be included in the Volume Commitment under Section 3.8 and clause 4 of schedule 3.

35.    GOOD FAITH
Whenever this Agreement requires or contemplates any action, consent or approval, each Party will act reasonably and in good faith and will not unreasonably withhold or delay such action, consent or approval, unless the Agreement expressly establishes some other standard, such as exercise of a Party's sole discretion.
36.    FURTHER ASSURANCES
Each party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to this Agreement and to carry out its provisions.

CUSTOMER CONFIDENTIAL [*] Confidential Treatment Requested

37.    NO THIRD PARTY BENEFICIARIES
Nothing in this Agreement, express or implied, is intended to confer rights, benefits, remedies, obligations or liabilities on any person (including, without limitation, any employees of the Parties) other than the Parties or their respective successors or permitted assigns.
38.    COUNTERPARTS
This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
39.    ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between the Parties in connection with its subject matter and supersedes all prior communications and agreements between the Parties relating to its subject matter.
IN WITNESS WHEREOF, this Agreement is hereby executed by the duly authorized representatives of the Parties, as set forth below.
CUSTOMER        SERVICE PROVIDER

By:/s/ Philippe Tartavull Print Name: Philippe Tartavull Title:President and CEO Date:April 14, 2015	By:/s/ Milind Pendse Print Name: Milind Pendse Title:Assistant General Counsel Date:April 14, 2015

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SCHEDULE 1
DEFINITIONS
TO
Master Service Agreement
BETWEEN
CUSTOMER
AND
SERVICE PROVIDER

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SCHEDULE 1
DEFINITIONS

TERM	DEFINITION
"Acceptor"	As defined in Section 3.5.
“Affiliate”	Means, with respect to an entity, any other entity Controlling, Controlled by or under common Control with that entity.
"Agreement"	Means the Agreement, as defined in the introductory paragraph, and its Schedules and Exhibits.
“All Rights”	As defined in Section 16.2.1.
“Approved Benchmarker”	Means an entity selected by Customer from the set of approved Benchmarkers and engaged to compare the price and quality of the Services against the market for similar services.
“Approved Local Provisions”	As defined in Section 2.3.
"Assets"	Means the items listed in Schedule 25, and as further described in Section 3.10.
"Assigned Agreements"	Means the agreements specified in Schedule 8.
“Authorizations”
Means any notice, consent, license or authorization from any regulatory, governmental or other authority necessary, required or customary for a Party to enter into or perform its obligations under this Agreement.

“Benchmarker”	Means an entity retained to compare the price and quality of the Services against the market for similar services.
“Benchmarking Process”	Means the process that the Benchmarker employs to compare the price and quality of the Services against the market for similar services.
“Benchmarking Results”	Means the results of the Benchmarker’s review of the price and quality of the Services against the market for similar services.
“Change”	Means any change with respect to the scope or performance of the Services.
“Change Control Procedures”	As defined in Section 5.6 and as set forth in Schedule 9.
“Claim”	Means all claims for Losses asserted by third parties.
"Commercial Terms"	Means Schedule 3 to the Agreement.
"Commissioned Work"	As defined in Section 16.4.
“Companion Agreement”
Means the agreement executed by Service Provider Group Member(s), and Customer Group Member(s) to (i) provide and pay for Services (for a particular Country, Countries or Region) pursuant to this Agreement, respectively and (ii) set forth any Local Law Matters or Approved Local Provisions, as referenced in Section 2.3.

“Confidential Information”
Means all information that relates to the business, affairs, products, developments, trade secrets, know how, personnel, customers and suppliers of either Party that has been designated as “confidential information” by a Party and disclosed under circumstances sufficient to place the recipient on reasonable notice of the confidentiality of the information, together with all information derived from the foregoing, but excluding any information (i) independently developed by the receiving Party, (ii) publicly disclosed by an entity other than the receiving Party under no duty of confidentiality (other than Customer Data, which shall be treated confidentially, even if publicly available) or (iii) already in the possession of the receiving Party, without a confidentiality obligation, prior to the receipt of such information. In particular, and without limiting the generality of the foregoing, information concerning Customer’s operations, employees, customers, products, designs, research and development, methods, processes, procedures, policies, prices, budgets, costs and other financial information, business plans and service offerings constitute or incorporate Confidential Information of Customer.

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“Consents”
Means any notice or consent required for Customer to (i) transfer or assign any Assigned Agreements to Service Provider, (ii) permit Service Provider to Use any Customer Software, (iii) permit Customer to use Service Provider Software after the expiration or termination of the Agreement, (iv) permit Service Provider to manage any Managed Agreements under this Agreement, or (v) subcontract performance or delivery obligations to Service Provider.

"Contract Executives"	Means the executives responsible for managing the performance of the Agreement.
“Contract Staff”	Means the Service Provider personnel that perform the Services.
“Contract Year”	Means during the Term, the twelve (12) calendar month period from the Effective Date and each anniversary of the Effective Date.
“Control” (and derivatives)
Means, with respect to an entity, the legal, beneficial, or equitable ownership, directly or indirectly, of fifty percent (50%) or more of the capital stock (or other ownership interest ordinarily having voting rights), or the direct or indirect power to direct the management and policies of the entity.

“Control Rules”	As defined in Section 14.9.
“Country” or “Countries”	Means any or all of those countries for which Customer receives Services from Service Provider.
“Critical Transition Milestones”	Transition milestones or toll gates, if any, identified in the Transition Plan.
"Customer"	As defined in the first paragraph of this Agreement.
“Customer Competitor”
Means those entities and their successors listed in Schedule 14, which Customer may amend on notice to Service Provider from time to time, by adding, deleting or substituting one or more entities whose products and/or services compete with Customer.

“Customer Contract Executive”	As defined in Section 21.1.
"Customer Controls"	As defined in Section14.12.1.
“Customer Data”	Means any and all data provided to Service Provider by Customer, its agents or its customers, including any data concerning any of Customer’s customers.
“Customer Group Member”	Means a company or operating entity within the Customer Group.
“Customer Group”	Means Customer and its Affiliates.
“Customer Indemnitees”	As defined in Section 22.
"Customer Intangible Property"	As defined in Section 17.2.
"Customer Materials"
Means any materials, documentation, manuals, guidelines, business processes, methodologies, database rights, inventions, designs, drawings, Confidential Information or other items or information licensed or owned by Customer and made available by Customer to Service Provider for use in performing the Services.

"Customer Personnel"	Means Customer employees that may be impacted by the Commercial Terms or any proposed Statement of Work.
“Customer Service Locations”	Means the Service Locations owned or leased by Customer or made available to Customer under license from its customers.
“Customer Software”
Means any Software provided by Customer to Service Provider, including, without limitation, the Software identified in the applicable Statement of Work as Customer Software. For the avoidance of any doubt, Customer Software may include both Software owned by and licensed to Customer.

"Customer Specific SSAE 16 Report"	As defined in Section 14.12.3.
"Customer Training"	As defined in Section 7.8.
"Data Privacy Policy"	Means the policy regarding data privacy attached to Schedule 8.

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“Deliverable(s)”
Means all Software, hardware and related documentation, manuals or other items that Service Provider may develop, or have developed, for Customer pursuant to or in connection with this Agreement, including, without limitation, (i) any modification or enhancement of, or derivative work based upon, the Customer Software or Customer Materials, and (ii) any third party Software or related documentation, manuals or other materials licensed to Customer or Service Provider, or any of Service Provider’s Affiliates, Subcontractors or other agents, and developed by Service Provider or any of its Affiliates, Subcontractors or other agents as part of the Service.

"Disaster"
Means any unplanned interruption or disruption of the Services that at a minimum materially impairs the ability of Service Provider to deliver the Services in the manner specified in the applicable Service Description. Such events may include, but are not limited to, loss of a Service Provider Service Location, loss of power to a Service Provider Service Location that results in an inability to provide the Services, or inability to access a Service Provider Service Location that results in an inability to provide the Services.

"Disaster Recovery"	Means the restoration by Service Provider of the critical processing functions as identified in a Disaster Recovery/Business Recovery Plan.
“Dispute”	As defined in Section 21.3.
"Documentary Deliverables"	As defined in Section 3.6.2.
"Early Termination Fee"	Means the Fee payable, if any, by Customer if Customer terminates this Agreement for convenience, and without cause, under Section 15.4.6 prior to its expiration or termination.
“Effective Date”	As defined in the first paragraph of this Agreement.
"Exempt Personnel"	As defined in Section 29.1.
"Facilities"	Means space or equipment.
“Fees”	As set forth in Schedule 5, Fees.
Financial Responsibility Matrix"	Means the matrix attached to the Statement of Work identifying the Parties respective financial liability for required resources.
“Force Majeure” or “Force Majeure Event”	As defined in Section 25.1.
“Governance Model”	As set forth in Schedule 11, Governance Model.
"Grace Period"	As set forth in the Commercial Terms.
“Group Member”	Means, with respect to Customer, a Customer Group Member, and, with respect to Service Provider, a Service Provider Group Member.
"Impact Assessment"	As defined in Section 5.8.
“Initial Term”	As defined in Section 15.1. Means the time period agreed upon by the Parties as the initial term.
"Interest"	Means money paid regularly at a particular rate for the use of money lent, or for delaying the repayment of a debt.
"ISO27k"	As defined in Section 14.14.
"ITIL"	As defined in Section 5.9.
“Key Personnel” or "Key Service Provider Personnel"	Means the Service Provider personnel that fill the key Service Provider positions identified in the applicable Statement of Work.
"Knowledge Repository"	As defined in Section 3.4.
“Law” or “Laws”
Means any treaty, directive, statute, legislation or other law enacted by any federal, state or local government in a relevant jurisdiction, including any Regulatory Requirement contemplated thereunder.

“Licensed Rights”	As defined in Section 16.2.3.
“Limited Rights”	As defined in Section 16.2.2.
"Local Laws"	Means Laws enacted by the relevant local jurisdiction.
“Local Law Matters”	As defined in Section 2.3.

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“Losses”	Means any and all loss, liability, damage or expense, including without limitation interest, penalties, reasonable attorneys’ fees, court costs, and costs of arbitration.
“Malicious Code”
Means any virus, worm, Trojan horse, time bomb, spyware or other malicious code intended to interrupt, corrupt, disable or damage computer programs, systems, environments or data, or to permit unauthorized access thereto.

"Managed Agreements"	Means the agreements specified in the Statement of Work that Service Provider manages as part of the Services.
"Managed Agreement Invoices"	Means invoices related to a Managed Agreement.
“Master Service Agreement”	Means this Agreement and its Schedules.
"Model Processor Agreement"	As defined in Section 18.5.1.
“Out-of-Scope Service”	Means a service that is not within the scope of the Services prior to the execution of a Change.
“Parent Guaranty”	Means the form of guaranty referred to in Section 2 and attached as Schedule 2, Parent Guaranty.
“Party” or “Parties”	Means either or both of Service Provider or Customer or its or their Group Members, as appropriate.
"Pass Through Services"	As defined in Section 3.3.
"Pass Through Services Contract"	As defined in Section 3.3
"Privacy Incident"	As defined in Section 18.5.2.
“Procedures Manual”	As defined in Section 5.5.
“Project”	Means discrete, non-recurring tasks that are not included in the scope of the Services.
"Project Services"	Means Services related to Projects.
“Proposal”	As defined in the recitals.
"Purchase Option"	As defined in Section 29.1.
“Regulatory Requirement”	Means any applicable regulation, ordinance, government decree or other government requirement with respect to a Party’s performance of its obligations under this Agreement.
"Remedial Action"	As defined in Section 18.5.3.
“Renewal Terms”	Means the one-year periods for which the Agreement and any Companion Agreements will be automatically renewed in accordance with the terms of the Agreement.
“Request for Proposal”	As defined in the recitals.
“Reserved Country”
Means any of the following countries, as applicable, where (i) after the Effective Date, Customer or a Customer Group Member may desire Service Provider to provide Services  and (ii) applicable Law requires  that Customer or the Customer Group Member consult with potentially affected employees or their representatives before  making any such request., [*]."

"Restricted Parties List"	As defined in Section 14.6.
"Review Period(s)"	As defined in Section 3.5.3.
"Reverse Transition"	As defined in Section 15.7.
“Rules”	As defined in Section 21.6.
“Schedule”	Means the Schedules attached to this Agreement.
“Security Plan”
Means a comprehensive security protocol and security plan developed and implemented by Service Provider that is reasonably acceptable to Customer and that satisfies the standards set forth in Schedule 10.

“Security Protocol”	As defined in Schedule 10, Security Protocol.
“Service(s)”	Means the services described in Section 3.1 and 3.2 of the Agreement.

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"Service Commencement Date"	Means the date that Services will begin, as set forth in the Commercial Terms or the applicable Statement of Work.
“Service Credits”	Means the credits payable for failure to meet or exceed Service Levels.
“Service Level”	Means the standards prescribed for the performance and quality of the Services pursuant to this Agreement as defined in the applicable Statement of Work.
"Service Location"	Means the location from which Services will be provided.
“Service Provider”	As defined in the first paragraph of this Agreement.
“Service Provider Competitor”	Means those entities and their successors listed in Schedule 14.
“Service Provider Contract Executive”	Means Service Provider’s primary contact for the management and administration of this Agreement.
“Service Provider Group Member”	Means a company or operating entity within the Service Provider Group.
“Service Provider Group”	Means Service Provider and any or all Affiliates of Service Provider engaged in performance of Services.
"Service Provider Materials"
Means any materials, documentation, manuals, guidelines, business processes, methodologies, database rights, inventions, designs, drawings, Confidential Information or other items licensed or owned by Service Provider and used by Service Provider to perform the Services, excluding Service Provider Software and the Customer Software and Customer Materials.

“Service Provider Owned Software”	Means any Service Provider Software owned by Service Provider or any of its Affiliates.
“Service Provider Software”
Means Software that is owned or licensed by Service Provider or any of its Affiliates, Subcontractors or other agents and used by Service Provider or any of its Affiliates, Subcontractors or other agents to provide the Services.

"Service Provider SSAE 16 Report"	As defined in Section 14.12.2.
“Service Provider Third Party Software”	Means any Service Provider Software licensed by Service Provider or any of its Affiliates, Subcontractors or other agents from a third party.
“Statement of Work” or "SOW"	Means any Statement of Work that the Parties mutually agree to add to this Agreement or a Companion Agreement for new or additional Services.
“Subcontractor”	Means any agent or contractor retained by Service Provider to perform Services on behalf of Service Provider.
“Software”	Means any application, operating system, middleware component, tools, utilities or other computer program, in object and source code form as applicable in the circumstances.
“Specifications”	Means technical and functional documentation describing the Applications or Deliverables, as approved by Customer.
“Term”	Means the Initial Term or a Renewal Term, as applicable.
“Termination Assistance”	Means Services required to effect orderly transition upon expiration or termination of the Agreement.
"Termination Fee"	Means the Fee payable, if any, by Customer under Schedule 3 (Commercial Terms) if required under the Agreement.
“Third Party”	Means an entity other than Service Provider and its Affiliates and other than Customer and its Affiliates.
“Third Party Agreements”	Means any Third Party license agreements, support agreements and other third party contract rights utilized by Service Provider in connection with the performance of the Services.
“Transition”	Means the set of tasks and activities to complete in order to transfer Service performance from Customer to Service Provider.
"Transition Credits"	As set forth in the Transition Plan.
"Transition Manager"	As set forth in Section 4.1.3.
"Transition Milestone"	Means those milestones identified in the Transition Plan.

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“Transition Plan”	Means the plan agreed to by the Parties to effectuate the Transition.
“Transition Services”	As defined in Section 4.1.
“Unacceptable Service”	Means Service performance that is chronically below agreed Service Levels.
"Unit"	As defined in Section 29.1
“Use”	Means to make, reproduce, copy, distribute, adapt, modify, make derivative works of, perform, display, transmit and otherwise use, and to sublicense any or all of such rights to third parties.

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SCHEDULE 2
INTENTIONALLY OMITTED

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SCHEDULE 3
COMMERCIAL TERMS
TO
MASTER SERVICE AGREEMENT
BY AND BETWEEN
CUSTOMER
AND
SERVICE PROVIDER

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1.0     Definitions
Terms used in this Schedule with initial capital letters shall have the respective meanings set forth in this Schedule or, if not defined herein, shall have the respective meanings set forth in the Master Service Agreement, Schedule 1 to the Master Services Agreement or other Schedules to the Master Service Agreement. Unless otherwise specified, references to "Article" or "Section" refer to the applicable Article or Section of this Schedule.

2.0	Services
The "Services" means all the research and development, project delivery and deployment, support and maintenance and testing activities currently performed by Customer, which shall be separately identified in Statements of Work to be executed by the Parties.

3.0	Personnel

3.1    This Section is subject to execution of Companion Agreements for the Reserved Countries.

3.2    For Customer Personnel subject to transfer collective redundancy regulations or other laws providing for consultation , Customer shall (to the extent that such steps have not been completed prior to the Effective Date) as soon as practicable following the Effective Date, and in connection with the outsourcing of the Services, enter into consultation with the Customer Personnel and their Representatives as necessary under local legislation and the terms of any applicable agreement or arrangement with a trade union, a works council or an employee representative body applicable to the transfer of employees and/or redundancies, whether on a collective or an individual basis. The Service Provider shall provide Customer with such assistance as Customer may reasonably request in carrying out such consultation, including without limitation providing information and attending consultation meetings with Customer if requested.
3.3    For Customer Personnel subject to regulations safeguarding the employee's rights in the event of transfer of undertakings, any Customer Personnel that do not object to transferring to the Service Provider shall transfer employment to Service Provider or its Affiliates in accordance with applicable law or shall be offered employment with Service Provider or its Affiliates. The contracts of employment for such Customer Personnel shall have effect from the Relevant Transfer Date as if originally made between the Service Provider and such Customer Personnel. Relevant Transfer Date means the date when an Customer Personnel becomes an employee of Service Provider If any Customer Personnel objects to transfer to the Service Provider, Customer will use reasonable endeavors to continue to employ such Customer Personnel during the transition period and to procure that they provide assistance in respect of the transition process. If such Customer Personnel indicates that they wish to transfer to the Service Provider the Service Provider will accept that transfer on the same terms as though that employee transferred in accordance with this Agreement and Statement of Work. All liability to pay wages, salaries, tax, and national insurance (or equivalent social security) contributions, and to pay or confer benefits to or in relation to the Customer Personnel will be discharged by Customer in respect of the period to the close of business on the day immediately prior to the Relevant Transfer Date and will be discharged by the Service Provider from the Relevant Transfer Date onwards.
3.4    For all other Customer Personnel within the scope of Services, Service Provider will make an offer of employment containing a total compensation package (excluding stock options) that will be, at a minimum, the same or better in the aggregate than the total compensation package for the applicable individual as of the effective date of the Master Services Agreement and will comply with all applicable law. The Customer Personnel within the scope of Services will commence employment with Service Provider or its Affiliates upon acceptance of such offer of employment and as agreed in the country specific addendums and/or statement of work, but no earlier than at a time that any requisite notice under applicable law has expired. If any Customer Personnel rejects the offer of employment from the Service Provider, Customer will use reasonable endeavors to continue to employ such Customer Personnel during the transition period and to procure that they provide assistance in respect of the transition process. The offer of employment shall remain open during such offer acceptance period. All liability to pay wages, salaries, tax, and national insurance (or equivalent social security) contributions, and to pay or confer benefits to or in relation to the Customer Personnel will be discharged by Customer in respect of the period to the close of business on the day immediately prior to the Relevant Transfer Date and will be discharged by the Service Provider from the Relevant Transfer Date onwards.

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3.4    Pending any such employment or transfer or execution of such Companion Agreements, and subject to clause 3.4 of this schedule, Customer may take as a credit against the Base Fees, defined below, the fully loaded manpower costs(employee cost restricted to salary, benefit costs and social charges) of Customer Personnel performing the Services. Customer will be responsible for all employment claims (for both EU and non-EU personnel) related to the period of their employment prior to the personal transfer date agreed upon by the parties. Service Provider will be responsible for all employment claims (for both EU and non-EU personnel) related to the period of their employment after the personnel transfer date agreed upon by the parties except for payments which are accrued during the period of employment with Customer, but payable at a later date
[*]
4.    Fees
4.1    The Fees for the Services, as per Contract Year, are given below in Table A, and will be divided equally into 12 months and invoiced monthly in accordance with the invoicing provisions of the Master Services Agreement ("Base Fees"). The Base Fees provide for an average capacity model as set forth below, [*]. The annual Base Fees is a commitment from Customer to Service Provider . The initial Contract Year shall commence June 1, 2015.

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
Average Man Years	[*]	[*]	[*]	[*]	[*]	[*]

Table A: Base Fees Table (in USD million)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Total
Gross	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Signing Amount	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Net	40.00	40.00	38.00	34.00	31.00	28.00	211.00
Service Provider commits sign-on amount of [*], for transition assistance, [*].
4.2    In case of decrease in work volume in any Contract Year, Customer will be allowed to carry forward Services of up-to [*] of annual Base Fees for use in the next Contract Year; provided that quarterly volume cannot be reduced by more than [*] from the prior Contract Year annual Base Fees. This roll-over services provision will lapse if such Services are not utilized by Customer within the successive Contract Year. For clarity, reduction in work volume does not mean reduction in monthly Fees to Service Provider, unless treated as a partial termination as discussed below. The roll-over service provision will be tracked by Service Provider and agreed with Customer on a monthly basis.
4.3    In case of increase in work volume, any additional Fees in any Contract Year will be allowed to offset revenue commitment in the subsequent Contract Years. Any increase in volume will be charged as per rate card set forth in Schedule 4 or any other mutually agreed manner.

4.4    In the case of any Customer product being taken out of market, which leads to a drop in spend by Customer, the Base Fees can be fulfilled by additional work as long as it is with the similar skill sets as covered in the Initial Statements of Work.
4.5    In case of revenue decline beyond [*] as given in Section 4.3 above, and Customer through the Governance process communicates a need for reduced Base Fees, Customer may reduce the scope of the Services and pay a pro-rata Termination Fee pursuant to Section 15.9 of the Master Services Agreement and the Base Fees and committed volume will be reduced commensurately to such partial termination. Service Provider will continue to provide reduced Services for the duration of the Master Services Agreement. Pro-rata Termination fee will be based on clause 6.1 of this schedule

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4.6    Service Level Credits will be calculated quarterly and reported to Customer and any adjustments in the Fees will be made in the following month’s invoice. The Grace Period for Service Levels Credits is the earlier of [*] from the execution of the Companion Agreement for Israel or [*].

4.7    Service Provider represents and Customer acknowledges that Service Provider has represented that it is making substantial investments to transform the current business model for Customer. Broadly the investments made in Y1 are as follows (In USD Millions):

Sign -on amount	[*]
Transition	[*]
Addendum	[*]
Retention	[*]
Severance	[*]
Total	[*]

5.0	Joint Go to Market Agreement
5.1    Service Provider agrees that its sales force will be engaged in marketing and selling Customer's product and services with the objective of generating [*] of sales over the initial three Contract Years comprised of [*] in Contract Year 1, [*] in Contract Year 2 and [*] in Contract Year 3.

6.0	Termination Fee
    6.1     If Customer terminates the Master Service Agreement and a Termination Fee is required under the Master Service Agreement for such termination, Service Provider will invoice Customer and Customer will pay the Termination Fee for the Contract Year at which the termination becomes effective as set forth below. (For example, the Termination Fee for a termination that becomes effective in the middle of Y2 would be [*]).
(In USD Millions)

Year	Y1	Y2	Y3	Y4	Y5	Y6
Fee	[*]	[*]	[*]	[*]	[*]	[*]

6.2    Termination Fee as per 6.1 on this schedule , and subject to clause 4 of this schedule, will be applicable for early termination of the contract or full/part spin-offs/sale of Customer that reduces Service volume, or business scale down as given in Section 4.5 without offset of additional work.

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7.0     Responsibility matrix

Description	Responsibility
	Service Provider	Customer
Facilities for rebadged employees prior to migration to Service Provider facilities or otherwise as long as they are providing Services to Customer		P
Labs infrastructure and 3rd party SW, HW tools CAPEX and maintenance OPEX		P
Project Specific expenses including Customer prior - approved travel, shift allowance, overtime.		P
Laptops and all other end-user equipment (including mobile phones, desktops, and IT support) for rebadged employees		P
Laptops and other end-user equipment (including mobile phones, desktops and IT support) for offshore or incremental resources (including 5.3 support)	P
Mobile contracts will be covered under opex	P
Upkeep/Refresh of laptops for rebadged employees and offshore or incremental resources	P
Travel and living expenses for any specific Customer requested travel		P
Offshore connectivity, utilizing ODC model, segregated facilities with site to site connectivity (short term connectivity to be covered by Customer VPN/other as possible)	P

It is assumed that rebadged / offshore resources in like quantities can utilize existing Customer software licenses, if not there will be a cost to Service Provider to acquire additional licenses. Such additional Customer specific licenses cost will be reimbursed by Customer.

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SCHEDULE 4
RATES
TO
MASTER SERVICE AGREEMENT
BY AND BETWEEN
CUSTOMER
AND
SERVICE PROVIDER

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[*]

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